UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Symmetry Medical Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on April 26, 2013

To our Shareholders:

You are cordially invited to attend Symmetry Medical Inc.’s 2013 Annual Meeting of Shareholders. The meeting will be held at 11:30 a.m. CDT on April 26, 2013 at the Nashville Airport Marriott, 600 Marriott Drive, Nashville, Tennessee, 37214 for the following purposes:

(1)	To elect two Class II Directors to serve for a three-year term;
(2)	To consider and approve an advisory resolution regarding the compensation of the Company’s Named Executive Officers;
(3)	To ratify the appointment of Ernst & Young, LLP as our independent auditors for the fiscal year ending December 28, 2013;
(4)	To conduct any other business that properly comes before the meeting or any adjournments or postponements thereof.

You may attend and vote on matters to be decided at the meeting if you were a shareholder of record at the close of business on March 4, 2013.

In accordance with United States Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Rather than sending a paper copy, we are sending a notice along with instructions for accessing the materials and voting online. This process substantially reduces the costs associated with printing and distributing the proxy materials.

This 2013 Proxy Statement and our 2012 Annual Report to Shareholders, which is not a part of this proxy soliciting material, are available on our Web site at www.symmetrymedical.com under the heading “Investor Relations” and the tab thereunder entitled “Annual Report/Proxy.” They are also available at www.proxyvote.com.

To make it easier for you to cast your vote, we have provided three methods by which you may vote:

(1)	Utilize the web-based voting option provided by your broker (if you hold your shares in street name) or Computershare (if you are a registered shareholder); or
(2)	Vote in person at the meeting; or
(3)	Request paper copies of the proxy and vote by returning the paper proxy card.

You may always revoke your proxy before it is voted at the meeting by following the instructions in the accompanying proxy statement.

/s/ Thomas J. Sullivan
President & Chief Executive Officer

March 15, 2013

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TABLE OF CONTENTS

VOTING INFORMATION	4

GOVERNANCE OF THE COMPANY	7

COMMITTEES, DIRECTOR INDEPENDENCE AND MEETINGS	8

MANAGEMENT OF RISK	11

INFORMATION REGARDING OUR DIRECTORS	11

STOCK OWNERSHIP	15

EXECUTIVE COMPENSATION	16

Part 1 – Compensation Discussion and Analysis	16

Part 2 – Employment Agreements.	25

Part 3 – Named Executive Officer Summary Compensation Table, Equity, Bonus and Share Holdings	27

Part 4 – Payments Following Termination of Employment	30

Part 5 – Director Compensation	32

Part 6 – Report of the Compensation and Organizational Committee on Executive Compensation.	33

RELATED PARTY TRANSACTIONS	34

AUDIT AND NON-AUDIT FEES	34

REPORT OF THE AUDIT COMMITTEE	35

PROPOSAL NO. 1 – Election of Directors	36

PROPOSAL NO. 2 – Advisory Vote On Compensation Of Our Named Executive Officers	37

PROPOSAL NO. 3 – Ratification Of The Appointment of Independent Auditors	38

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SYMMETRY MEDICAL INC.

3724 North State Road 15

Warsaw, IN 46582

Telephone: (574) 268-2252

2013 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on April 26, 2013

VOTING INFORMATION

Purpose.   We are providing proxy materials, in connection with the solicitation of proxies by our Board, to be voted at our 2013 Annual Meeting of Shareholders (the “Annual Meeting”) and at any postponement or adjournment thereof. We will hold the meeting on April 26, 2013, beginning at 11:30 A.M. CDT at the Nashville Airport Marriott, 600 Marriott Drive, Nashville, Tennessee, 37214. We are soliciting proxies from our shareholders to give all shareholders an opportunity to vote on matters to be presented at the meeting, even if they do not wish to attend the Annual Meeting in person. In the following pages of this proxy statement, you will find information on matters to be voted on at the Annual Meeting, or at any adjournment or postponement of the meeting. This Notice of Annual Meeting of Shareholders and 2013 Proxy Statement, along with our 2012 Annual Report to Shareholders, are available on our Web site at www.symmetrymedical.com under the heading “Investor Relations” and the tab thereunder entitled “Annual Report/Proxy” and at www.proxyvote.com. Other than our proxy statement and form of proxy, no other information on our Web site is to be considered a part of our proxy soliciting materials.

Notice of Electronic Availability of Proxy Statement and Annual Report.  We are making this proxy statement and the 2012 Annual Report to Shareholders available electronically via the Internet. Under rules adopted by the United States Securities and Exchange Commission (“SEC”), we are furnishing these proxy materials primarily via the Internet instead of mailing printed copies to each shareholder. On March 15, 2013, we mailed to our shareholders of record, as of the close of business on March 4, 2013, a Notice of Internet Availability containing instructions on how to access our proxy materials, including our 2013 Proxy Statement and 2012 Annual Report to Shareholders. The Notice of Internet Availability also provides instructions on how to access your proxy card to vote through the Internet. This process is designed to expedite your receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. If you would prefer to receive printed proxy materials, however, please follow the instructions included in the Notice of Internet Availability.

Who Can Vote.   You are entitled to notice of, and to vote at, the Annual Meeting if you were a shareholder of record at the close of business on March 4, 2013. If your shares of common stock are registered in your name with our transfer agent, Computershare Trust Company, N.A., you are the shareholder of record. If your shares are held in the name of a broker, custodian, bank, or other holder of record, that person is the shareholder of record and you are considered the “beneficial” owner. If you are not present in person at the Annual Meeting, your shares can be voted only if represented by a valid proxy, as described below under “Voting of Shares.”

Shares Outstanding. On the record date, March 4, 2013, there were 37,294,465 shares of common stock outstanding. A list of shareholders entitled to vote at the meeting is available at our corporate headquarters office and will also be available at the meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

Voting of Shares.   We realize that most of our shareholders will not be able to attend the meeting in person. However, it is very important that your shares be represented by proxy. This is because we can only take action at the Annual Meeting with respect to a particular matter if a quorum, or majority, of the total number of shares of common stock outstanding and entitled to vote on that matter is present, in person or by proxy. Therefore, we are asking for your proxy to authorize the persons named in the proxy to vote your shares at the Annual Meeting in accordance with your instructions.

You may vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability. Voting in this manner will not limit your right to vote in person at the meeting if you decide to attend the meeting.

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If you are a beneficial owner and your shares are held in the name of a broker, custodian, bank, or other holder of record, you will need to obtain, and should receive in the ordinary course of business from that broker, bank or other holder of record, a proxy, executed in your favor from that record holder, authorizing you to vote those shares at the Annual Meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the persons named as proxies and acting thereunder will have the discretion to vote on those matters according to their best judgment to the same extent as the person granting the proxy. On the date this proxy statement was printed we did not anticipate that any other matters would be raised at the Annual Meeting.

You may revoke your proxy at any time before it is voted at the meeting in one of three ways:

•	Notify our Corporate Secretary in writing at the Company’s Corporate Offices, 3724 N. St. Rd. 15 Warsaw, IN 46582 before the meeting that you wish to revoke your proxy;
•	Submit another proxy with a later date;
•	Vote in person at the meeting.

The effect of your not voting depends on how ownership of your shares is registered and the proposal to be voted upon.

        Voting Shares Held by Brokers, Banks and Other Nominees.  Brokers, banks or other nominees typically hold shares of common stock for many shareholders. In this situation the “registered holder” on our stock register is the broker, bank or other nominee. When stock is held in this manner by an institution, it is referred to as holding shares in “street name.” In such cases, you – as the actual “beneficial owner” of the stock – do not appear anywhere in our shareholder register. If you own your shares in street name and do not give your voting instructions to your broker, bank or other nominee, that institution may represent your shares at the shareholder meeting. However, in the absence of your voting instructions, the institution will be able to vote your shares only with respect to items which are considered “routine” under the rules of the New York Stock Exchange (“NYSE”). Your vote on any non-routine matters will therefore be considered a “broker non-vote.” The election of directors and the approval of the resolution regarding the Company’s compensation of its Named Executive Officers are considered “non-routine” matters under applicable NYSE rules and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you.

For purposes of determining whether a quorum is present, shares voted FOR, AGAINST or ABSTAIN, as well as broker “non-votes” count as shares that are present, although they will not count in determining total votes actually cast on a particular matter. Unlike in years prior to 2011, a broker, bank or nominee does not have discretion to vote for or against the election of directors. Accordingly, in order to avoid a broker non-vote of your shares on the election of directors, you must provide voting instructions to your bank, broker or nominee. Abstentions will have the effect of a vote against Item 2 for consideration by the shareholders (addressing say on pay).

If you properly submit your proxy card for shares held by your broker then the persons named in your proxy card will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 28, 2013.

Voting Shares Held in Your Name. If you are the record owner, and if you submit your proxy instructions your proxy - the person named in your proxy - will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board.

  Required Vote.   So long as a quorum is present, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting is needed to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year 2013, the approval of the advisory resolution regarding the compensation of our Named Executive Officers and any other matters that may properly come before the Annual Meeting. Directors are elected by a plurality of votes, so the two nominees set forth herein will be elected as directors if they receive any votes.

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Cost of Preparing, Mailing and Soliciting Proxies.   We will pay all of the costs of preparing, printing and mailing the Notice of Internet Availability, of printing and mailing proxy materials to our shareholders who specifically request them and of soliciting proxies. We will also reimburse brokers, custodians, banks and other holders of record for the reasonable expenses incurred by them in forwarding notice and proxy materials to our beneficial owners. Proxies may be solicited on our behalf in person, by telephone, or otherwise by our officers, directors and employees without additional compensation being paid to them. We have not retained a proxy solicitor in conjunction with the 2013 Annual Meeting.

Annual Report.   Our 2012 Annual Report to Shareholders, including our financial statements for the period ended December 29, 2012, is available on our Web site at www.symmetrymedical.com under the heading “Investor Relations” and the tab thereunder entitled “Annual Report/Proxy.” The 2012 Annual Report to Shareholders includes audited financial statements for the fiscal years ended December 29, 2012 and December 31, 2011. The 2012 Annual Report to Shareholders is not a part of this proxy statement.

Voting Results.   We will publish the voting results on a Form 8-K, which we will file with the Securities and Exchange Commission (“SEC”) within four days following the Annual Meeting.

Investor Relations Department.   You may contact our Investor Relations Department in one of four ways:

•	Write to Symmetry Medical Inc., at:
3724 North State Road 15 Warsaw, IN 46582 Attention: Fred L. Hite

•	Fax to Fred L. Hite at (260) 483-3890
•	E-mail to fred.hite@symmetrymedical.com
•	Telephone Fred L. Hite at (574) 267-8700

Director Communications.   Shareholders and other interested parties who wish to communicate with individual directors or the entire Board may do so by sending a communication, marked “Director Communications,” to our corporate offices, located at 3724 North State Road 15, Warsaw, Indiana 46582. If addressed to an individual director the communication will be forwarded, unopened, to that director for review and appropriate action.

Shareholder Proposals for 2014. Any shareholder satisfying the requirements of the SEC’s Rule 14a-8 and wishing to submit a proposal to be included in the proxy statement for our 2014 annual meeting of shareholders must submit the proposal in writing to our Corporate Secretary, at 3724 North State Road 15, Warsaw, IN 46582, on or before January 1, 2014.

In addition, any shareholder who has not submitted a timely proposal for inclusion in next year’s proxy statement but still wishes to make a proposal at the 2014 Annual Meeting must deliver written notice to our Secretary at the address indicated above not less than 90 days prior to the date of the anniversary of the previous year’s annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice by the shareholder in order to be timely must be received no later than the later of the close of business 90 days prior to such annual meeting or the 10th day following the day on which such notice of the date of the Annual Meeting was provided to shareholders or such public disclosure of the date of the annual meeting was made. Therefore, assuming that the 2014 annual meeting is neither advanced by more than 30 days nor delayed by more than 60 days from the anniversary date of the 2013 Annual Meeting, appropriate notice of nominations, or other matters that shareholders wish to present at an annual meeting of shareholders, would need to be provided to the Secretary at the address indicated above no later than January 29, 2014.

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Our Bylaws also specify requirements relating to the content of the notice which shareholders must provide to the Corporate Secretary for any matter, including a shareholder nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our Bylaws is on file with the SEC and is available on our web site, www.symmetrymedical.com under the “Investor Relations” link and then the “Corporate Governance” tab.

GOVERNANCE OF THE COMPANY

Our business, property and affairs are managed by, or are under the direction of our Board, pursuant to Delaware’s Business Corporation Law and our Bylaws. Members of the Board are kept informed of our business and of business and industry developments through discussions with the Chief Executive Officer, other officers and employees, by reviewing materials provided to them by management or otherwise obtained, and through participation in meetings of the Board and its Committees.

We have three classes of directors, each of which is to be as equal as possible to the others in number. One class is to be elected at each Annual Meeting of the Shareholders. Currently, there are two Class I directorships, two Class II directorships and two Class III directorships. As of the date of this proxy statement, there are no vacancies in any positions on the Board.

The Company and Board members are members of the National Association of Corporate Directors (“NACD”). The Board authorizes, recommends and encourages each Board member and the Company’s Executive Officers to attend an educational course offered by the NACD or similar accredited educational organization at least every two years. Each attendee may incur expenses up to $10,000 per course for travel and fees, which are preapproved by the Chairman of the Board before attending. During 2012 Robert Deuster achieved an Advanced Professional Director certification from the corporate Directors Group and attended the Corporate Directors’ Group Seminar in Washington, D. C. in 2012. In addition, Mr. Sullivan attended the NACD course on Director Professionalism and Mr. Nusspickel attended the Director’s Seminar on Risk Assessment at the New York Stock Exchange.

The Board has adopted a set of Corporate Governance Guidelines that address the role, function, composition and responsibilities of the Board and the various Committees of the Board. A copy of these Corporate Governance Guidelines is available on our Web site, at www.symmetrymedical.com under the tab “Corporate Governance”, or by writing to David C. Milne at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. As the operation of the Board and its Committees is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. We will keep these policies and our governance practices current, as may be required by relevant laws, regulations and any rule changes prescribed by the SEC and/or the New York Stock Exchange (“NYSE”).

The Company’s Board and Leadership Structure. The Board has chosen to separate the roles of Chairman and Chief Executive Officer. Craig B. Reynolds was elected to serve as Chairman at the June 2009 meeting. Thomas J. Sullivan was appointed to the CEO position on January 17, 2011. The decision to separate the positions of Chairman and CEO rests on the belief that it is the CEO’s responsibility to lead the Company and the Chairman’s responsibility to lead the Board. Mr. Reynolds and Mr. Sullivan have a strong working relationship that has allowed each to focus on his respective responsibilities and complement each other’s work.

The Board currently has five independent members, with Mr. Sullivan being the only non-independent member. Many of our independent Board members are currently serving or have served as members of senior management of other public companies and as directors of other public companies. We have four Board committees comprised solely of independent directors, each with a different independent director serving as its chair. We believe that the number of independent, experienced directors that make up our Board, along with the independent leadership of the Board by the non-executive chairman, benefits our Company and our shareholders and is an appropriate structure for the Company. We understand that different Board and Company leadership structures may be appropriate in different circumstances, although we believe that our current leadership structure, with Mr. Sullivan serving as CEO and Mr. Reynolds serving as Chairman of the Board, is the optimal structure for our company at this time.

Code of Business Conduct and Ethics. Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to our senior executive officers and to all employees and directors. It is available on our web site www.symmetrymedical.com under the heading “Investor Relations” and the tab “Corporate Governance” thereunder, or by writing to David C. Milne, Senior Vice President of Human Resources, General Counsel and Corporate Secretary, at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. We also intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendments to or waivers of a provision of the Code by posting such information on our Web site, unless a Form 8-K is otherwise required by applicable SEC or NYSE rules.

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COMMITTEES, DIRECTOR INDEPENDENCE AND MEETINGS

Committees, Director Independence and Meetings. During 2012, our Board maintained four Committees: the Audit Committee, the Compensation and Organizational Committee, the Governance and Nominating Committee and the Finance and Systems Committee. The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans. The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria established by the Board and developing corporate governance principles. The Finance and Systems Committee is responsible for reviewing budgetary, finance and information systems matters.

The Audit Committee, Governance and Nominating Committee, Compensation and Organizational Committee and Finance and Systems Committee have each adopted charters that govern their respective authority, responsibilities and operation. Each Committee, along with the Board, has reviewed the provisions of the Sarbanes-Oxley Act of 2002 and the rules of the SEC and NYSE regarding corporate governance policies and processes and listing standards. In conformity with the requirements of such rules and listing standards, we have also adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics which applies to directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other Executive Officers) and all other employees. The Code of Business Conduct and Ethics, the Corporate Governance Guidelines, and the charters of the Audit Committee, Governance and Nominating Committee, Compensation and Organizational Committee, and Finance and Systems Committee are available on our Web site at www.symmetrymedical.com under the “Investor Relations” tab. Shareholders may also request a copy of any of these documents by writing to David C. Milne at Symmetry Medical Inc., 3724 North State Road 15, Warsaw, IN 46582 and requesting a copy. Any waivers of, or changes to, our Code of Business Conduct and Ethics that apply to our executive officers, directors, or persons performing similar functions, will be promptly disclosed on a Form 8-K and posted on our Web site under the “Investor Relations” tab and the “Corporate Governance” section thereunder, as required by the SEC and the NYSE.

Pursuant to our Corporate Governance Guidelines, our Board must meet independence standards established by the SEC and NYSE, as well as other applicable laws and regulations. Our Board, considering all relevant facts and circumstances, regularly makes an affirmative determination that all such independence standards have been and continue to be met by the directors and members of each of our Committees, including a determination that none of such directors has a material relationship with our Company (either directly or indirectly as a partner, shareholder or officer of an entity that has a material relationship with our Company). Similarly, the Board makes an affirmative determination of independence with respect to members of the Compensation and Systems Committee and Audit Committee, under the special criteria applicable to those committees.

Annually, each director is required to complete a questionnaire concerning his independence and any direct or indirect business, family, employment, transaction or other relationship or affiliation with the Company. In determining director independence, the Board considers and evaluates the directors’ answers to these questionnaires. Further, any new director nominees complete a similar questionnaire prior to being considered for nomination to the Board.

As of the date of this proxy statement, based upon the information submitted by each of our directors, and based upon recommendation from the Governance and Nominating Committee, the Board has made an affirmative determination that a majority of our current Board is independent as that term is defined by the NYSE listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”), are “non-employee directors” (within the meaning of amended Rule 16b-3 under the Act) and are “outside directors” within the meaning of Section 162(m) of the Code and Treasury Regulations Sections 1.162- 27(e)(3). For fiscal 2012, all of the non-management directors met such independence criteria. These members include: James S. Burns, Robert G. Deuster, John S. Krelle, Francis T. Nusspickel and Craig B. Reynolds.

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For fiscal 2013, the Board has made an affirmative determination that all of the incumbent non-management directors (James S. Burns, Robert G. Deuster, John S. Krelle, Francis T. Nusspickel, and Craig B. Reynolds) meet independence criteria. Thomas J. Sullivan does not meet independence criteria due to his employment as President and Chief Executive Officer of the Company. Based on this determination, 83% of our Board was independent during fiscal 2012. All of our Committees consist solely of independent directors.

The Board maintains a “Related Party Transaction” policy. This policy covers all transactions with related parties and requires approval of any Related Party Transactions in excess of $60,000 in value, or material amendments thereto, by the Audit Committee. There were no such transactions involving Related Parties in fiscal 2012.

The Board held six (6) meetings in 2012, five in person and one telephonically. All of the directors attended (in person or telephonically) all meetings of the Board and of the various Committees on which they served during 2012, and we expect all Directors to attend all Board and Committee meetings unless there are extenuating circumstances preventing attendance. Each member of the Board who served as of April 27, 2012, the date of our last Annual Meeting, attended that meeting. The Company’s Corporate Governance Guidelines provide that Directors are expected to attend all scheduled Board meetings and meetings of committees on which they serve either in person or telephonically, if necessary, subject to reasonable or unavoidable absences.

The Board has the authority, at its discretion, to appoint the chair and the members of each Committee. Typically such positions are appointed annually by the Board.

The Audit Committee.   The Audit Committee is responsible for providing independent and objective oversight of our accounting functions and internal controls and monitoring the objectivity of our financial statements. The Committee assists in the Board’s oversight of: (1) the quality and integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control; (2) the qualifications, independence and performance of the Company’s independent public accounting firm and the performance of the Company’s internal audit function, (3) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (4) investigations into complaints concerning financial matters and (5) financial and non-financial risks that may have a significant impact on the Company’s financial statements. In performing these functions, the Committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent auditors, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure in its other filings; to retain and terminate our independent auditors and exercise the Committee’s sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all non-audit services provided by independent auditors; and to review annual reports from the independent auditors regarding their internal quality control procedures. The Committee is also responsible for preparing the audit committee report to be included in our proxy statement.

The Committee members are Francis T. Nusspickel, James S. Burns and Robert Deuster. Mr. Nusspickel serves as the Chairman of the Committee. Each member of the Committee is independent as defined in Rule 303A of the NYSE listing standards. The Board has determined that each member meets the financial literacy qualifications of the NYSE listing standards and each is an “audit committee financial expert” as such term is defined in the Sarbanes-Oxley Act and related SEC regulations. The Audit Committee held eight (8) meetings in 2012, four in person and four telephonically.

Compensation and Organizational Committee.   The Compensation and Organizational Committee assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans as well as the organizational effectiveness and succession planning of the Company. The Committee’s principal responsibilities include: (1) reviewing and recommending to the Board: (i) the design of our Director and executive officer benefit plans, (ii) plans entitled to exemption under Rule 16b-3 of the Securities Exchange Act of 1934, (iii) material terms of all employment, severance and change of control agreements for our executive officers, (iv) compensation of our Board members and (v) incentive components of our CEO’s compensation and bonus awards; (2) reviewing and recommending to the Board the compensation of our executive officers; (3) providing oversight regarding our retirement, welfare and other benefit plans; (4) reviewing NYSE, key institutional shareholders, and other applicable compensation policies and guidelines and (5) preparing and discussing with management the Compensation Discussion and Analysis for inclusion in our proxy statement.

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The members of the Committee are Robert Deuster (Chairman), John Krelle, and Francis T. Nusspickel. Each of the current Compensation and Organizational Committee Members are independent as defined in Rule 303A of the NYSE listing standards. The Committee met in person four times and once telephonically during 2012.

Governance and Nominating Committee.   The Governance and Nominating Committee assists the Board by identifying individuals qualified to become members of the Board consistent with criteria set by the Board and developing corporate governance principles. The Committee’s responsibilities include: (1) evaluating and recommending candidates for election to our Board; (2) reviewing our corporate governance principles and providing recommendations to the Board regarding possible changes; (3) establishing procedures for and overseeing the evaluation of our Board, Committees and management and providing annual assessment reports to the Board; (4) reviewing the makeup of our Committees and making recommendations of director nominees for each Committee; (5) evaluating our CEO’s performance; (6) reviewing succession plans of our CEO and President; and (7) recommending candidates for CEO and other senior executive officers.

Annually, the Governance and Nominating Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board, and recommends to the full Board the individuals to be nominated for election at the Annual Meeting of Shareholders. Nominations to the Board may also be submitted to the Governance and Nominating Committee by our shareholders. The nominations put forth by shareholders will be given the same due consideration as nominations made by the Committee. The Chairman of the Governance and Nominating Committee, acting on behalf of the full Board, extends the formal invitation to become a member of the Board. The Committee also has the discretion, from time to time, to hire a professional search firm to identify potential candidates. If and when the Board determines the need for new or replacement Directors, it will seek candidates that are interested in serving and will devote time necessary to understand the importance of corporate governance. The Board will seek candidates possessing specific skills and experience that are desirable to supplement the skills and experience of those directors then serving on the Board, or whose skills and experience may provide additional expertise and resources relative to the industry in which the Company competes or any issues it is confronting.

The members of the Committee are James S. Burns (Chairman), Robert G. Deuster, and John S. Krelle. Each of the current Governance and Nominating Committee members are independent under NYSE listing standards. The Committee held four meetings in person and one telephonically during 2012.

Finance and Systems Committee.  The Finance and Systems Committee assists the Board through oversight of budgetary, finance and information systems matters. The Committee’s responsibilities include: (1) reviewing our financial and fiscal affairs; (2) making recommendations to the Board regarding annual budgets, capital expenditures, dividends, financing and fiscal policies; (3) reviewing the financial impacts of major transactions, including but not limited to, acquisitions, reorganizations and divestitures; (4) providing oversight for information technology security and risk; and (5) reviewing systems, processes, organizational structure and people responsible for the finance and system functions.

The members of the Committee are John Krelle (Chairman), James S. Burns and Francis T. Nusspickel. The Committee met five times in 2012, with four meetings in person and one telephonic.

Executive Sessions. In accordance with our Bylaws and Corporate Governance Guidelines, the Chairman of the Board presides over all executive sessions of the non-management directors, unless the Chairman is the CEO, in which case an independent board member is appointed. Craig B. Reynolds, an independent director, currently serves as Chairman of the Board and he presides over all executive sessions of the Board. There is an executive session at every meeting of the Board of Directors. Mr. Reynolds can be contacted by interested parties or shareholders by directing correspondence to him at 3724 North State Road 15 Warsaw, IN 46582.

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MANAGEMENT OF RISK

Risk Management Functions. As a part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When reviewing performance, granting authority to management, and reviewing and approving strategies, the Board considers, among other things, the risks facing the Company.

The Board has delegated specific responsibilities for risk assessment and management to each of the committees, based on their areas of attention and expertise. The Audit Committee assists the Board in this function in its consideration and evaluation of risks related to our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies on accounting risk exposure. In the performance of this function it meets with the CEO, CFO, and the independent auditing firm in executive sessions at least quarterly; the Internal Audit Director reports his findings to the Chairman of the Audit Committee each quarter. The Finance and Systems Committee oversees financial, capital and insurance risk and meets in executive session as necessary with the CEO, CFO and other members of management to evaluate and address risks related to these areas of oversight. The Compensation Committee addresses succession planning and ensuring that the Company maintains the ability to attract and retain highly skilled and motivated employees. The Governance Committee addresses the risk presented by succession planning at the Board level, as well as ensuring that the Company’s attention and resources are properly focused on the core business.

The Company also maintains whistleblower hotlines, a Code of Business Conduct and Ethics, a Harassment Hotline, an employee comment e-mail hotline and other vehicles designed to bring concerns about risk, compliance and other matters to the attention of the Board and/or the appropriate Committee or person.

Our Compensation Committee has reviewed the Company’s compensation practices for all employees, including, but not limited to, those for our Executive Officers, as well as the potential for such practices to create risks for the Company. The Committee has also established certain requirements for compensation programs that do not typically provide for the following: guaranteed bonuses that are not linked to performance; lucrative severance packages; supplemental pensions; high pay relative to peers; significant equity awards with tremendous upside and no risk. The Committee has also reviewed the safeguards against risk related to the compensation structure in place, including compensation limits, vesting periods for equity grants and performance obligations and targets for cash and equity compensation. In addition, it periodically (and at least annually) reviews the appropriateness, rationale and continued viability of the compensation philosophy/policy that it utilizes; the link between compensation levels and performance; the use of equity grants on annual and aggregate levels to align the use of shareholder resources with return to shareholders; whether compensation programs encourage employees to take unnecessary and excessive risks; how compensation payouts are adjusted for risk and the cost of capital; how wealth accumulation, retirement and other benefits integrate with our direct compensation philosophy; whether compensation programs support leadership development and management succession plans; the appropriateness of employment agreements, including severance and change-in-control arrangements. Based on the absence of these and other higher-risk pay practices and the safeguards described above, the Committee does not believe that our compensation program encourages excessive or inappropriate risk taking.

INFORMATION REGARDING OUR DIRECTORS

Set forth below are the name, age, position and a brief description of the business experience of each of our directors as of the record date, March 4, 2013.

Director	Age	Position
Craig B. Reynolds	64	Director, Chairman of the Board
James S. Burns	66	Director, Chairman of the Governance & Nominating Committee
Robert G. Deuster	62	Director, Chairman of the Compensation & Organizational Committee
John S. Krelle	61	Director, Chairman of the Finance & Systems Committee
Francis T. Nusspickel	72	Director, Chairman of the Audit Committee
Thomas J. Sullivan	49	Director, President and Chief Executive Officer

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Information regarding our executive officers is disclosed in Item 1 of our annual report filed on Form 10-K.

Class I Directors (Terms Expire in 2015)

John S. Krelle has served as a director since January 4, 2008. Since May 23, 2008, Mr. Krelle served on the Compensation and Organizational Committee (chairman from 2008 – 2012) and as a member of the Governance and Nominating Committee. Since 2005, Mr. Krelle has served as president, chief executive officer and a member of the board of directors of Fziomed Inc., a privately held company based in California, specializing in the manufacture and commercialization of medical biomaterials. Prior to his tenure at Fziomed, Mr. Krelle worked in the medical device and pharmaceutical industries for almost thirty years in positions of increasing scope and complexity. From 1987 he served in various senior capacities for Zimmer Holdings, running major business units on three continents. Mr. Krelle was head of spine, trauma and business development at the time of Zimmer’s acquisition of Swiss company Centerpulse, which made Zimmer the largest pure play orthopedic company in the world. Prior to that, he spent five years managing businesses outside the U.S., including in Asia, Canada and Latin America. While directing Asia and Japan operations, Mr. Krelle established a new subsidiary in Shanghai, China as well as other geographical expansion throughout the region, to capitalize on the explosive growth of orthopedics in the area. During this period, Mr. Krelle also served as a member of the board of Zimmer K.K. and played major roles in the spin-off of Zimmer from Bristol Myers Squibb and the subsequent Zimmer public offering on the NYSE in 2001. Prior experience at Zimmer included acting as the vice president of global knee marketing. Mr. Krelle joined Zimmer from German pharmaceutical company Schering AG where he was responsible for UK sales and marketing. Mr. Krelle has also served as a director for Biomimedica, a privately-held company, since 2009. Mr. Krelle earned a B.A. in mechanical engineering at Swindon Technical College while working in the British automobile industry and an M.B.A. at Sussex University, U.K.

ROBERT G. DEUSTER has served as a director and as a member of both the Compensation and Organization and Governance and Nominating Committees since June 22, 2009. He has also served on the Audit Committee and as Chairman of the Compensation and Organizational Committee since April 2012. He is currently Chief Executive Officer and serves as a member of the Board of Directors of Collectors Universe, Inc. (NASDAQ: CLCT). Prior to this position he served as chairman and chief executive officer of Newport Corporation (NASDAQ: NEWP), a global supplier of laser, optical and motion control products from May 1996 until his retirement in October of 2007. Mr. Deuster also served as president of Newport from May 1996 until July 2004, and in June 1997 became chairman of the board. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc. (now Actuant Corp NYSE: ATU), a global manufacturer of electrical and hydraulic products, serving as senior vice president of the Distributed Products Group from 1994 to 1996, president of the Barry Controls Division from 1989 to 1994, president of the APITECH Division from 1986 to 1989 and vice president of sales and marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company’s Medical Systems Division. Mr. Deuster currently serves on the boards of PICO Holdings (NASDAQ: PICO) and Ondax, Inc., a private optical components company. He is active in director education and corporate governance matters, having achieved his Advanced Professional Director certification. Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973.

Class II Directors (Terms Expire in 2013)

JAMES S. BURNS has served as a director and member of the Audit Committee, Governance and Nominating Committee and the Finance and Systems Committee since the 2006 Annual Meeting of Shareholders. From April 2006 through May 2008, Mr. Burns served as Chairman of the Finance and Systems Committee, and currently serves as the chairman of the Governance and Nominating Committee. Mr. Burns is currently president, chief executive officer and director of AssureRx Health, Inc., a personalized medicine company focusing on neuropsychiatric disorders. He served as president and chief executive officer of EntreMed, Inc. from June 2004 to December 2008. From 2001-2003, Mr. Burns was a co-founder and served as president and as executive vice president of MedPointe, Inc., a specialty pharmaceutical company that developed, marketed and sold branded prescription pharmaceuticals. From 2000-2001, he served as a founder and managing director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout of a NYSE company to form MedPointe Pharmaceuticals. From 1993 to 1999, Mr. Burns served as a founder, chairman, president and chief executive officer of Osiris Therapeutics, Inc., a publicly held biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. From 1986-1992, he was vice chairman of HealthCare Investment Corporation and a founding general partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies built around new pharmaceutical and biotechnology products. From 1981-1986, Mr. Burns served as group president and as vice president of the Laboratory Products Group at Becton Dickinson and Company, a multinational medical device company. Previously, he was a vice president and partner at Booz & Company, Inc., an international consulting firm. Mr. Burns has also served as a director of the International BioResources Group and the American Type Culture Collection (ATCC) through the end of 2012, and is currently a Director of Vermillion, Inc. (NASDAQ: VRML). He has also earned a NACD Board Leadership Fellow certification. Mr. Burns earned his B.S. and M.S. degrees in biological sciences from the University of Illinois and an M.B.A. degree from DePaul University.

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Craig B. Reynolds has served as a Director since January 4, 2008, and is currently Chairman of the Board.  From May 23, 2008 through June 22, 2009, Mr. Reynolds served as the chairman of the Finance and Systems committee and a member of the Governance and Nominating Committee. Mr. Reynolds is currently Chief Executive Officer and a director of Cereve, Inc., a medical company engaged in resolving insomnia issues.  Prior to joining Cereve, Mr. Reynolds served as chief operating officer of Philips-Respironics Home Health Solutions, a subsidiary of Philips, from 2008 to 2010.  Prior to Philips-Respironics, Mr. Reynolds was the chief operating officer and a board member of Respironics, Inc. (NASDQ:RESP), a company that develops, manufactures and markets medical devices worldwide.  The product lines of Respironcs, Inc. included sleep medicine therapeutics and diagnostic equipment, intensive care ventilation, patient monitoring and respiratory drug delivery systems.  Mr. Reynolds was with Respironics, Inc. since 1998.  From 1993 to 1998, Mr. Reynolds was with Healthdyne Technologies, Inc. (NASDAQ:HDTC), a medical device company, serving for five years as chief executive officer and director.  From 1981 through 1992 Mr. Reynolds was with Healthdyne, Inc. (NASDAQ:HDYN) in the positions of Executive VP (1981-1983), president of Healthdyne Cardiovascular Division (1984-1985) and president of Healthdyne Homecare Division (1986-1992).  Mr. Reynolds earned his B.S. in industrial management from the Georgia Institute of Technology and his M.B.A. from Georgia State University.

Class III Directors (Terms Expire in 2014)

FRANCIS T. NUSSPICKEL has served as a director and member of the Board’s Audit Committee since the completion of our initial public offering in December 2004. Mr. Nusspickel is the current chairman of the Audit Committee. He also served as a member of the Governance and Nominating Committee from 2004 through 2006, at which time he resigned to accept positions on the Compensation and Organizational and Finance and Systems Committees, on which he continues to serve. Mr. Nusspickel is a retired audit partner of Arthur Andersen LLP. He spent the majority of his 35 years of public accounting expertise in Arthur Andersen’s Transportation Industry Group and was the worldwide industry head for the Ocean Shipping Segment. Mr. Nusspickel is a certified public accountant and from 2004 to 2007 served as Chairman of the Professional Ethics Committee of the New York State Society of Certified Public Accountants. Mr. Nusspickel was a former member of the Council of the American Institute of Certified Public Accountants and a former president of the New York State Society of Certified Public Accountants. Mr. Nusspickel serves as a director for Tsakos Energy Navigation Limited. Mr. Nusspickel received his B.B.A. from Manhattan College.

THOMAS J. SULLIVAN was appointed as our President and Chief Executive Officer on January 17, 2011. From June of 2007 through January 2011, Mr. Sullivan was the President of the Supply Chain & Business Process Division of Johnson & Johnson Health Care Systems Inc. (“J&J”). In this role, he led the Commercial and Government Contracting processes in support of the J&J U. S. Medical Device & Diagnostics, Pharmaceutical, and Consumer health care customers. He also led the Logistics, e-Business, Channel Management, Program Management, and global Supply Chain/ERP Competency Centers for the J&J’s Medical Device & Diagnostics Group. From mid-2010 until year end, Mr. Sullivan held additional responsibility as the Global Vice President, Customer Experience for the J&J Supply Chain Customer & Logistics Services Team accountable for customer facing roles in Distribution, Customer Service, and Transportation supporting all J&J commercial companies throughout the world. From 2005 to 2007, Mr. Sullivan was the President of DePuy Orthopaedics, Inc. From 2002 to 2005 he served as President of J&J Medical Products Canada. From 1999 to 2001, Mr. Sullivan served as General Manager for J&J Gateway LLC and Worldwide Vice President of e-Business. Mr. Sullivan graduated as a Palmer Scholar from The Wharton School in 1991 where he earned an MBA in Strategic Management and Information Technology. He also holds a Bachelor of Science magna cum laude in Applied Mathematics and Computer Science from the University of Pittsburgh.

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Our Directors’ Qualifications. In conjunction with its nomination of directors for election, the Board of Directors considered the skills, qualifications and attributes of all directors to determine their suitability for continued service on the Board. This year the Board considered information set forth below with regard to each of our directors and nominees and found that all possessed the skills, qualifications and attributes that warranted their continued service. Following is a summary of the skills, qualifications and attributes which, among others, led to the conclusion that each are qualified to stand for election or continue to serve.

Mr. Sullivan – Mr. Sullivan has substantial experience in executive management roles in the medical device industry gained during his service with the Company and prior thereto in senior roles at Johnson & Johnson, including several years as President of DePuy Orthopaedics, Inc., the Company’s largest customer. In that capacity and in his role leading Johnson & Johnson’s Canadian medical device company, Mr. Sullivan developed a strong knowledge of the industry, the legal and regulatory requirements under which it operates, and the needs of the Company’s customers. His present role as CEO and President of the Company, and prior roles in senior positions with J&J and its subsidiaries have provided him with a deep understanding of the industry, its financial and operational challenges, research and development, corporate transactions, mergers and acquisitions and other issues related to the industry, all of which we believe makes him ideally situated to lead our Company and serve on the Board.

Mr. Burns – Mr. Burns has over 30 years of experience in industries related to health care products and devices, pharmaceuticals and diagnostics.  He has held a broad range of positions in the industry, including those in operations, research and development, regulatory, strategic planning, technology management, product commercialization, general management and finance.  Mr. Burns has also served on multiple private and public company boards and has extensive experience in venture financing and corporate transactions, including but not limited to mergers and acquisitions, leveraged buyouts and private equity financing.

Mr. Nusspickel – Mr. Nusspickel’s service on the Board, and in particular his chairmanship of the Audit Committee, is enhanced by his 35 years of experience in a large, international accounting firm as an Audit partner for public company clients. In the course of this work he gained extensive audit, accounting, fraud investigation and mergers and acquisitions experience. He has also served for four years on the Professional Ethics Committee of the New York State Society of CPAs, three years of which was as its Chairman. Currently Mr. Nusspickel is a member of the AICPA Ethics Trial Board. He also serves as a member of the Board for another public company.

Mr. Deuster – Prior to joining our Board, Mr. Deuster served for eleven years as Chairman and CEO of Newport Corporation. In that capacity, Mr. Deuster obtained valuable experience in strategic and tactical initiatives. He also has a strong background in corporate governance, including a Professional Director Certification from the Corporate Directors Group, which he enhances through regular participation in continuing education programs. His current service as Chief Executive Officer of another public company compliments his knowledge and experience.

Mr. Krelle - Mr. Krelle’s extensive experience in the medical industry enhances his service on the Board. In addition to service on another board and present employment in the medical industry, Mr. Krelle has almost 30 years of experience in the medical device and pharmaceutical industries. His primary experience was with Zimmer Holdings, Inc., one of our largest customers. His tenure at Zimmer included service in foreign and domestic general management, business development, sales and marketing. He also has extensive experience in corporate transactions and finance.

Mr. Reynolds - Mr. Reynolds has strong experience in the medical device industry, which enhances his value to the Board and the Company. In addition to serving as the Chief Operating Officer of Respironics, Inc., a subsidiary of Philips, that develops, manufactures and markets medical devices worldwide, he has experience in the CEO role at Healthdyne Inc., a medical device company.

Board Diversity. The Governance and Nominating Committee reviews and recommends to the Board nominees for Director positions. Pursuant to the Company’s Corporate Governance Guidelines its assessment of new and incumbent candidates includes an element designed to encourage diversity on the Board. Specifically, its review includes a consideration of diversity, age, skills, expertise and experience.

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STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers.  The following table sets forth information known to us regarding beneficial ownership of our Common Stock, as of the Record Date, by each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group. Information in the table is derived from SEC filings made by such people under Section 16(a) of the Securities Exchange Act of 1934, as amended and other information received by us.

  Beneficial Ownership as of March 4, 2013(1)

Name	Current Beneficial Holdings	Shares Subject to Options	Total	Percent Owned
Named Executive Officers
Thomas J. Sullivan	263,938	-	263,938	*
Fred L. Hite	194,539	29,310	223,849	*
D. Darin Martin	89,494	-	89,494	*
Christopher Huntington	51,120	-	51,120	*
David C. Milne	61,534	-	61,534	*
Other Directors & Nominees
Craig B. Reynolds(2)	90,885	-	90,885	*
James S. Burns(3)	72,785	-	72,785	*
Robert G. Deuster(4)	61,985	-	61,985	*
John S. Krelle(5)	73, 085	-	73, 085	*
Francis T. Nusspickel(6)	77,452	-	77,452	*
Directors & Executive Officers as a Group(7)	1,062,293	29,310	1,074,132	2.88%

*	Less than one percent; assumes the exercise of all vested options.

(1)	Unless otherwise indicated, and subject to community property laws where applicable, the individuals named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 4, 2013 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.

(2)	Consists of restricted shares: 7,400 issued in 2008, 2009 and 2010, respectively; 14,721 shares issued in 2011; 18,018 shares issued in 2012 and 13,146 shares issued in 2013. Also included are 20,000 and 2,800 common shares purchased in 2009 and 2010, respectively. All restricted share grants vest equally over three years.

(3)	Consists of restricted shares: 1,000 issued in 2006; 3,700 issued in 2007; 7,400 shares issued in 2008, 2009 and 2010, respectively, 14,721 shares issued in 2011, 18,018 shares in 2012, 13,146 shares in 2013, and any shares purchased on the open market. All restricted share grants vest equally over three years.

(4)	Consists of restricted shares: 3,700 issued in 2009, 7,400 issued in 2010, 14,721 issued in 2011, 18,018 shares issued in 2012, 13,146 shares issued in 2013 and 5,000 common shares purchased in 2009. All restricted share grants vest equally over three years.

(5)	Consists of restricted shares: 7,400 issued in 2008, 2009 and 2010, respectively, 14,721 shares issued in 2011, 18,018 shares issued in 2012, 13,146 shares issued in 2013, 20,000 common shares purchased in 2009 and 15,000 common shares sold in 2010. All restricted share grants vest equally over three years.

(6)	Consists of restricted shares: 1,667 issued in 2005; 1,000 issued in 2006; 3,700 issued in 2007; 7,400 issued in 2008, 2009 and 2010, respectively, 14,721 shares issued in 2011, 18,018 shares granted in 2012 and 13,146 shares granted in 2013. Mr. Nusspickel also purchased 3,000 shares in 2012. All restricted share grants vest equally over three years.

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(7)	No director has pledged any of their shares to a third party, as security for a loan or other indebtedness, and each has the full right to vote such shares.

Section 16(a) Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC initial reports of beneficial ownership of our common stock and other equity securities, as well as reports of changes in beneficial ownership. These individuals are required to provide us with a copy of their required Section 16(a) reports as and when they are filed. Based on our records and information furnished to us by our executive officers and directors, we believe that all SEC filing requirements applicable to our directors and executive officers with respect to 2012 were met except for late Form 4 filings for David Milne, Fred Hite, Ronda Harris and Chris Huntington related to taxes paid on shares vesting.

Security Ownership of Certain Beneficial Owners. The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, beneficially owns more than 5% of our Common Stock as of March 4, 2013.

Name and address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Ariel Investments, LLC 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601	4,552,076	12.4%
BlackRock, Inc. 40 E. 52nd St. New York, NY 10022	3,269,080	8.89%
Dimensional Fund Advisors, LP 6300 Bee Cave Rd. Building One Austin, TX 78746	2,600,791	7.07%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,098,829	5.70%
Keeley Asset Management Corp 111 West Jackson, Suite 810 Chicago, IL 60604	1,931,964	5.30%
Robeco Investment Management, Inc. 909 Third Ave. New York, NY 10022	1,925,441	5.23%

EXECUTIVE COMPENSATION

Part 1 - Compensation Discussion and Analysis

Introduction and Objectives

The Compensation and Organizational Committee (“Committee”) assists the Board in addressing matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to retirement, welfare and other benefit plans.

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The Committee met five times in 2012; each of the four in-person meetings included an executive session attended by only the non-management directors. The Committee also met on February 11, 2013 to review 2012 bonuses and restricted stock grants in light of the company’s performance against the criteria for the payment or grant of bonuses and restricted stock. At that meeting the Committee also established recommendations for 2013 base salary levels, target bonus percentages and target equity grants for the executive officers, as well as recommended that the Board adopt certain criteria and target amounts for 2013 cash bonuses and restricted stock grants.

During fiscal 2012 members of management, including President and Chief Executive Officer, Thomas J. Sullivan, Chief Financial Officer, Fred L. Hite, and SVP of HR, General Counsel and Corporate Secretary, David C. Milne, typically attended Committee meetings, although they left the meeting during times when their compensation was considered. It is anticipated that Messrs. Sullivan, Hite and Milne will attend Committee meetings in fiscal 2013 as well, although will not participate in discussions of their compensation. The agenda for each meeting is determined by the Committee members prior to the meeting. The Committee receives and reviews materials in advance of each meeting, including information provided by management that it believes will be helpful to the Committee as well as materials the Committee specifically requests. Depending on the agenda for the particular meeting, these materials may include, but not be limited to:

•	Financial reports;
•	Reports on levels of achievement of corporate performance objectives;
•	Tally sheets setting forth the total compensation of the Named Executive Officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any potential amounts payable to the executives pursuant to employment agreements, severance agreements and change of control provisions;
•	Wealth accumulation summaries which show the Named Executive Officers’ total accumulated stock and option holdings;
•	Information regarding compensation of officers at companies identified by the Committee as appropriate for comparison;
•	Information regarding criteria proposed or considered by proxy evaluation firms;
•	Information regarding compensation levels and forms of compensation at companies of comparable size to the Company.

The Committee’s primary responsibilities consist of:

•	The review of corporate goals and objectives relevant to the compensation of Named Executive Officers, evaluation of the performance of the Named Executive Officers in light of these goals and objectives and determination and approval of the compensation level of Named Executive Officers based on that evaluation;
•	The evaluation and recommendation to the Board of the incentive components of the CEO’s compensation and related bonus awards, taking into account our performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, the services rendered by the CEO and the awards given to the CEO in past years;
•	The review and recommendation to the Board of the design of the compensation and benefit plans which pertain to Directors, the CEO and other senior executive officers who report directly to the CEO, including oversight of Rule 162(m) plans;
•	The review and recommendation to the Board of all plans entitled to the exemption under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, including the 2004 Equity Incentive Plan;
•	The review and recommendation to the Board of the material terms of all employment, severance and change-of-control agreements for Named Executive Officers;
•	The review and recommendation to the Board regarding compensation of Board members, such as total retainer, Committee Chairman fees, restricted stock and other similar items as appropriate, all pursuant to our Corporate Governance Guidelines;
•	Oversight regarding our retirement, welfare and other benefit plans, policies and arrangements on an as needed basis;
•	The review of compensation policies and guidelines issued by (i) the NYSE and other applicable authorities and (ii) key institutional shareholders and (iii) entities that offer proxy voting services or recommendations to shareholders;

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•	The preparation of a compensation committee report on executive compensation to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC;
•	The review and discussion with management regarding the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 401, and based on such review and discussion, recommending to the Board to include the Compensation Discussion and Analysis in the Annual Report on Form 10-K or in our proxy statement;
•	Review of any risk associated with the Company’s Compensation Program and efforts to recommend to the Board measures to mitigate such risk.

The Committee’s Charter reflects these responsibilities, and the Committee and the Board periodically review and revise its Charter. The Charter was last reviewed in the fall of 2012 and it was determined at that time that a few relatively, minor modifications were required. The full text of the Compensation and Organizational Committee Charter is available on our Web site at www.symmetrymedical.com under the “Investor Relations” and “Corporate Governance” tabs. The Committee also considers the shareholders’ advisory vote on compensation to the extent it indicates a dissatisfaction with alignment between pay and performance. In 2012 the shareholders’ advisory vote indicated that 93.29% of shareholders who voted approved of the Company’s compensation program, so the Committee has not made significant changes to it.

Our executive management supports the Committee in its work by proposing compensation for executive officers, administering our retirement, welfare and other benefit plans and providing data to the Committee for analysis. The Committee also has discretionary authority under its Charter to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The Committee has budgetary authority to authorize and pay for the services of outside consultants who report directly to the Committee. The Committee exercised this discretion in fiscal 2012 by subscribing to Equilar, a provider of data regarding public company compensation data. The data provided by Equilar was utilized in the Committee’s review of the pay practices of those companies in our peer group relative to compensation for the CEO, CFO and other Named Executive Officers. Equilar does not provide consulting services, and only compiles information that is already public into a searchable database. The Company has no relationship with any employee or owner of Equilar and did not retain Equilar for any consulting or other services beyond the subscription to the data service referenced above.

Our Compensation Philosophy

The Compensation and Organizational Committee addresses matters relating to the fair and competitive compensation of our executive officers and non-employee directors, together with matters relating to our retirement, welfare, and other benefit plans. The Committee is composed entirely of independent directors and is guided by three principal goals and objectives: (1) in order to allow us to attract and retain talent, we should pay salaries competitive with those with whom we compete for talent; (2) annual incentive bonuses should be directly related to our results produced during the year; and (3) long term compensation in the form of restricted shares or options should be directly linked to Company performance and enhancement of shareholder value.

The Committee believes that executive compensation should be aligned with the values, objectives and financial performance of the Company. The Committee wants to motivate our officers and key employees to achieve the Company’s goals of providing our shareholders with a competitive return on their investments, while at the same time producing high quality products. Our compensation program is designed to attract and retain highly qualified individuals who are capable of making significant contributions to our long-term success, promote a performance-oriented environment that encourages Company and individual achievement, reward executive officers for long-term strategic management and to enhance shareholder value.

The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to its long-term success. Our Company is headquartered in Warsaw, Indiana, which is frequently referred to as the “Orthopedics Capital of the World.” Because of the number of customers and competitors in the immediate Warsaw, Indiana area, it is important that our compensation program be competitive to allow us to continue to attract and retain all levels of employees.

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On an annual basis the CEO and SVP of HR recommend to the Compensation Committee a compensation package for each executive (excluding themselves, respectively). The proposed compensation package has typically consisted of base salary, cash incentive bonus target levels and criteria, and long-term equity incentive compensation target levels, value and criteria. The Committee reviews that proposal in light of information it obtains from Equilar and other sources of information regarding the market, the Company’s peer group and its compensation philosophies. Any decision to materially modify compensation is based upon the factors listed above, taking into account all forms of compensation, as well as based upon the individual’s performance of his responsibilities and any tasks assigned by the Board. Consideration of the CEO’s compensation is undertaken by the Committee in executive session and reflects the same considerations as are used regarding the other executive officers.

After fully reviewing and considering CEO and executive officer compensation the Committee thereafter submits its recommendations regarding each to the Board for consideration. Only Directors who are independent engage in this consideration and decision. If performance objectives are not attained, annual incentive bonuses will not typically be paid and restricted stock would not typically be granted (or would be forfeited if granted subject to performance criteria being achieved). Please refer to the table and associated text on pages 21-22 for the specific performance criteria related to the payment of the incentive bonus in 2012 and the information on pages 22-23 for information related to the 2013 incentive bonus.

The Committee believes that the executive officers’ total compensation program should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the successful achievement of specified company, business segment and individual performance goals. The Committee also believes that a significant amount of pay for executive officers should be comprised of long-term, at-risk forms of compensation to align management’s interests with those of the shareholders. The total compensation package should also enhance our ability to attract, retain and develop the exceptionally knowledgeable, talented and experienced executives upon whom our success depends.

Components of Our Total Compensation Program. The total compensation program for our executive officers consists of the following elements:

•	Annual salary;
•	Annual cash incentive bonuses;
•	Long-term incentive compensation in the form of restricted stock and options;
•	Benefits, including group health, life and disability insurance, and 401k plan;
•	Use of an automobile;
•	Certain post-termination compensation pursuant to applicable employment agreements.

It is the Committee’s intent that salaries, annual incentive bonuses and long-term incentive award values be targeted at appropriate levels based on our peer group and other market factors. Salaries are generally targeted at the median for the market and other components of compensation are targeted at the 75th percentile for our long-term successful executives. It is anticipated that new employees in executive positions would receive a compensation package in the 50th percentile, although over years of successful performance of their duties their compensation would increase toward the 75th percentile. An individual’s receipt of compensation in line with those targets will occur as performance warrants, and there is no guarantee that any particular employee would achieve the highest levels of compensation. Similarly, newer employees who have significant expertise, experience or skills, and whose value in the market is increased as a result of those attributes, might be compensated above the 50th percentile, as market value and the Company’s needs dictate.

To establish total compensation for our executive officers, the Committee compares our executive officers’ compensation against peer group pay practices and history, as well as considering recommendations from the Chief Executive Officer regarding those executives reporting directly to him. Our management team provides the Committee and Board with historical and prospective breakdowns of the total compensation components for each executive officer to assist in its review and consideration.

During its meeting on February 11, 2013, the Committee finalized its review of performance under the fiscal year 2012 annual incentive bonus program and the criteria for restricted stock grants pursuant to the 2012 Equity Program. At this meeting, the Committee reviewed wealth accumulation summaries, peer group data and tally sheets for each named executive officer in determining appropriate compensation levels.

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To ensure our compensation programs are at proper levels, the Committee compares our compensation practices and levels of pay to an industry peer group. Companies were selected based on their satisfaction of most or all of the following criteria:

•	GICS Code – to focus on those in the same or similar industry segments.
•	Similar revenue levels;
•	Executive positions similar in breadth, complexity and scope of responsibility;
•	International operations;
•	Competitors for similar executive talent.

The Committee selected a peer group consisting of the following companies: Analogic Corporation, Arthrocare Corporation, Cantel Medical Corporation, GenProbe, Inc., Greatbatch, Inc., Haemonetics Corporation, Thoratec Corporation, Wright Medical Group, Inc., and Zoll Medical Corporation. This peer group has evolved from a peer group proposed by ISS/RiskMetrics in 2009, to which the Board has added Greatbatch, Inc., which the Board and Committee consider to be a direct competitor in the industry and for talent. This Peer Group included American Medical Systems Holdings, Inc., through its acquisition by Endo Pharmaceuticals, Inc. in 2011, and otherwise remains unchanged from that considered for 2012. The Peer Group consists of companies that are engaged in the same or similar industries and would logically compete with the Company for the same talent and skill sets. For the foregoing reasons, the Committee concluded that this Peer Group is a logical source of comparison to utilize in establishing the Company’s compensation structure.

The Compensation Committee also considered compensation programs and data at comparably sized companies with the same GICS code and comparable revenue levels, based on the 2012/2013 recommendations from ISS/RiskMetrics, including the following:

• Abaxis	• Integra LifeSciences Holdings
• Accuray	• Masimo
• Alphatec Holdings	• Natus Medical
• Analogic	• NuVasive
• AngioDynamics	• NxStage Medical
• ArthroCare	• Orthofix International N. V.
• Cantel Medical	• PhotoMedex
• Conmed	• Thoratec
• Exactech	• Tornier
• Gen Probe	• Volcano
• GreatBatch	• Wright Medical Group
• Insulet

The Committee obtained and evaluated public data from the Equilar database regarding the various forms and amounts of compensation provided by each of the foregoing companies to their executives. This group’s data was then evaluated in light of additional market-based data, including that of the Peer Group. The Committee found that this group and the Peer Group were remarkably similar in terms of the levels of compensation provided to senior officers, a finding which reinforced the Committee’s compensation decisions for 2012 and 2013.

Based upon our analysis of competitive pay practices, our total cash compensation for our Named Executive Officers, in aggregate, for 2012 was approximately 80% of the median salary and bonus paid by our peers for similar executive officer positions. Our Named Executive Officers’ aggregate long-term compensation is at approximately 55% of the 75th percentile of our peers. Our total direct compensation, in aggregate, is approximately 79% of the foregoing target values for our peers. Our targeted 2013 compensation is 100% of median salary and bonus, 32% of the 75th percentile of equity and 58% in the aggregate of those two measures.

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The Committee reviews its compensation programs annually in conjunction with its determination of the executive officers’ compensation for the coming year.

Summary. It is the opinion of the Compensation and Organizational Committee that the executive compensation policies and programs in effect for our executive officers and directors provide an appropriate level of total compensation that properly aligns the Company’s performance and interests of our shareholders with competitive executive compensation in a balanced and reasonable manner.

Our Compensation Decisions

Annual Salary. The 2012 base salaries for our Named Executive Officers are shown in the “Salary” column of the Summary Compensation Table. Salaries for executive officers are reviewed on an annual basis, as well as at the time of a promotion or other significant changes in responsibilities.

Base salary is targeted at the approximate median of compensation paid to executives with similar levels of experience in our Peer Group to ensure that we can attract and retain appropriate levels of executive talent. Individual executives may be paid at levels higher or lower than this target at the discretion of the Committee, and as their performance, experience or tenure with the Company may warrant. The base salaries of our executive officers were recommended by the Committee and approved by the independent Board members after considering compensation salary trends and data, overall levels of responsibility, total performance and compensation levels for comparable positions in the market for executive talent.

Annual Incentive Cash Bonuses. The objective of the annual incentive cash bonus program is to provide executives with a competitive total cash compensation opportunity relative to market standards for each respective position, while aligning their financial rewards with the Company’s and their own performance. The Committee believes the goals tied to the bonus will help us provide our shareholders with a competitive return on their investments over the long term.

A.	The 2012 Cash Bonus Program.

Our 2012 Cash Bonus Program (the “Program”) was designed to provide a quarterly and annual focus on several areas of vital importance to the Company. It was also designed to encourage retention, since payments under it are not earned until paid. Thus, regardless of their performance during the year, participants were required to be employed when the bonus was paid (in March 2013) to earn and receive any amounts calculated under the Program. One-third of the bonus is based on the Named Executive Officers’ achievement of certain Board-approved actions or results and the other 2/3 is based on the Company’s achievement of financial and performance goals vs. target levels.

The 2012 bonus calculation involved a two-step process applicable to results each quarter, as well as the entire fiscal year (each quarter and the fiscal year being a “Period” under the Program). The first step involved the determination of whether the bonus pool for a respective Period would be funded, and if so, to what degree relative to the target. If the bonus pool was funded for a Period, the second step determined whether the bonus was earned for that Period as a result of the Company’s achievement of its targeted performance goals in three different criteria. There were five opportunities to earn 25% of the target bonus in 2012, with the top four of the five Periods aggregated at the end of the year to determine the extent to which the annual bonus would be paid.

The first step in determining the extent to which a bonus was earned in any Period involved determining the extent to which we met our target for non-GAAP Earnings Per Share (“Earnings”) in that Period. Actual Earnings at 75% of a target in any Period resulted in 25% of the potential bonus pool being funded for that Period; no bonus was earned at Earnings below 75% of target. As Earnings moved from 75% of target to 100% of target, the pool increased by 3% for every 1% increase in Earnings (e.g. if Earnings were 90% of target, the bonus pool would be 70% of that Period’s target). If Earnings exceeded the target then the pool would grow 4% for every 1% of Earnings by which actual performance exceeded target, up to 200% of the target pool size.

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If Earnings performance funded a bonus in a particular Period, then the extent to which it was earned was determined by performance vs. target in three areas (the “Performance Criteria”): Quality, On-Time Delivery, and Free Cash Flow1. All three of the Performance Criteria were required to be met at target levels during any Period to earn that Period’s bonus. For example, if on time delivery and quality goals were met in a Period, but free cash flow was not, then 0% of the bonus would be accrued that Period.2 The foregoing criteria were designed to present a fair level of difficulty in terms of achievement, and were higher than in each respective quarter from the prior year, as well as the full year. The challenge in achieving these levels is demonstrated in the level of earnings thereunder, all of which fell below target levels. The Board adhered to the criteria in all respects and did not exercise any discretion in any respect, other than with regard to the third quarter, with regard to which it waived a two percentage point shortfall with regard to On-Time Delivery as a result of the Company’s achievement of Free Cash Flow levels over $14m in excess of target.

Annual cash bonus awards are determined as a percentage of each executive officer’s base salary. In 2012 the Named Executive Officers earned the 2/3 financial and performance portion of the bonus in three of the five Periods, although in the aggregate it was not earned at 100%. They also achieved the following levels of achievement of their personal tasks: Mr. Sullivan – 95%; Mr. Hite – 95%; Mr. Martin – 95%; Mr. Huntington – 90%; Mr. Milne – 95%. The following chart shows the target, actual and maximum levels achievable by each Named Executive Officer under the Program:

Name and Position	Targeted payout	Actual Payout	Maximum Potential Payment

Thomas J. Sullivan, President and Chief Executive Officer	70%	51%	140%
Fred L. Hite, Chief Financial Officer	65%	48%	130%
D. Darin Martin, SVP of QA/Regulatory Affairs and Chief Compliance Officer	50%	38%	100%
Christopher Huntington, COO of Symmetry Surgical Inc.	50-60%[3]	41%	100 - 120%
David C. Milne, SVP of HR, General Counsel and Corporate Secretary	45%	35%	90%

The Committee establishes and recommends to the Board the performance measures and other terms and conditions of awards for executive officers. The independent members of the Board also retain the authority to cancel or award an additional bonus amount on a discretionary basis. No such discretion was exercised relative to the 2012 Program.

Our 2013 Cash Bonus Program. As with the 2012 Cash Bonus Program, the 2013 Cash Bonus Program (the “2013 Program”) requires a participant to be employed when the bonus is paid (in March 2014) to earn it. Any bonus payout is subject to final approval by the Company’s Board of Directors, who will consider all aspects of the Company’s performance in determining if a bonus payout is appropriate in light of performance or then-applicable circumstances.

The 2013 Program has 1/3 of the Named Executive Officers’ bonus tied to performance of particular board-approved actions and the other 2/3 based on financial and operational performance. The 2/3 portion is calculated similarly to the 2012 Program. The 2013 Program provides five opportunities to earn 25% of 2/3 of a participant’s bonus (each quarter plus the full year - each of which is a “Period”), with the best four Periods aggregated to reach the full-year figure. Funding the bonus pool will be determined based on the Company’s achievement of its quarterly and annual targets for Non-GAAP EPS (“Earnings”). To fund the bonus in any Period the Company must achieve at least 75% of its goal for Earnings, which would carry a 25% funding of the target amount. The pool increases by 3% for every 1% increase in Earnings above 75% (e.g. if Earnings are 90% of target, the bonus pool will be 70% of that Period’s target). If Earnings exceed the target then the pool will grow 4% for every 1% of Earnings by which actual performance exceeds target, up to a maximum of 200% of the bonus funding (which would represent Earnings at 125% of target).

_____________________________

1 Free Cash Flow consists of: Operating Cash - Cash paid for Fixed Asset Additions +/- Cash from a Fixed Asset transfers between units + Cash from a Fixed Asset sale.

2 We consider our specific targets for bonus criteria to be confidential and believe that their disclosure could put us at a competitive disadvantage. We therefore do not disclose those specific performance metrics.

3 Mr. Huntington had mid-year modifications to both salary and target bonus amounts. The calculations herein were done on a pro-rata basis for fiscal 2012.

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If the Company funds the Bonus Program by achieving over 75% of its Earnings goal, then the ability to accrue a bonus in a particular Period will be determined by performance in three areas (the “Performance Criteria”): Quality, On-Time Delivery (“OTD”), and Free Cash Flow (“FCF”). Performance below the target for each criteria, but above a floor level, earns 50% of this portion of the bonus; performance below the floor earns 0% of that portion.

The remaining 1/3 of the participant’s bonus is based on achievement of Personal Goals & Objectives which are vital to the Company’s success in 2013 and approved by the Board of Directors. The amount earned by performance against Personal Goals & Objectives is limited to the 1/3 of the target, although if Earnings performance is greater than 100% of budget, then the amount earned for Personal Goals and Objectives may increase to two times its target pursuant to the calculation described above.

Long-Term Incentive Compensation. The Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our Company’s long-term success and that their interests are aligned with those of our shareholders. As such, the Committee has implemented, with Board and shareholder approval, the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan (“2004 Equity Incentive Plan”). The 2004 Equity Incentive Plan provides for the opportunity for the Board of Directors to grant restricted stock and other cash and equity-based incentive awards to key employees and non-employee directors to help align those individuals’ interests with those of shareholders, to motivate them to make strategic long-term decisions, and to better enable us to attract and retain talented directors and executive personnel. Since 2005, we have awarded almost exclusively performance-based restricted stock (as opposed to stock options) to minimize the adverse financial impact of these awards under U.S. GAAP reporting (formerly FAS 123R).1 Any performance-based restricted stock awarded is treated as ordinary income to the employee, who is responsible for the payment of any associated taxes upon vesting.

(a)  2012 Performance Based Restricted Stock Program

During 2012, the Board of Directors, pursuant to our 2004 Equity Incentive Plan, implemented the 2012 Restricted Stock Grant Program (the “Restricted Stock Program”), to provide opportunities to earn certain amounts of restricted stock to the executive officers and other senior members of management. The Named Executive Officers were provided with the following opportunities to earn shares of restricted stock: Mr. Sullivan (77,220), Mr. Hite (53,411), Mr. Martin (15,315), Mr. Huntington (26,641) and Mr. Milne (21,622). The foregoing figures are the result of the division of a target value for each (which is a percentage of salary) divided by the stock price on the date the Board approved the Restricted Stock Program (the share price closed at $7.77 on that date). The percentage of salary that forms the basis for the target’s value was based on the executive’s performance, tenure, ability to impact the Company’s long-term success, and targets the Committee established for this form of compensation, as well as Peer Group data for equity compensation.

Under the Restricted Stock Program the shares of restricted stock targeted for each individual would be granted in early 2013 if performance criteria for 2012 were met. The actual number of shares granted would be subject to the Company’s performance against two financial and one strategic criteria:

1)	EPS growth (percentage) vs. peer group[2] median (75% floor to 125% ceiling) in both the one and two year timeframes;
2)	Return on assets vs. annual target (75% floor to 125% ceiling); and

___________________________

1 The lone exception to this was a grant of stock options to Mr. Sullivan in 2012. These options have a five-year cliff vesting feature and expire six years after the date of grant; they were designed to encourage longer-term retention and align Mr. Sullivan’s interests with those of the shareholders.

2 The peer group for this purpose consists of the following companies:  Analogic Corporation, Arthrocare Corporation, Cantel Medical Corporation, GenProbe, Inc., Greatbatch, Inc., Haemonetics Corporation, Thoratec Corporation, Wright Medical Group, Inc., and Zoll Medical Corporation.

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3)	Achievement of the following equally-weighted, Board-approved strategic objectives:

•	Implementation of WinSPC (in CNC Machining Centers, with 50% of volume covered by the end of Q3);
•	Termination of the Transition Services Agreement related to the Codman & Shurtleff transaction (for warehousing and systems) by the end of Q3;
•	Launch seven new products in 2012, on time, on budget and at revenue objectives;
•	Full deployment and board validation of a detailed succession planning program for the top 25 positions in the Company.

Under the Restricted Stock Program the target number of shares for each participant could have been increased to 200% of target or decreased to 0% of target based on the degree to which the criteria set forth above were met, with a sliding scale downward or upward (4% for every 1% above or below target). All stock awards actually granted vest on December 21, 2014 if the recipient is still employed by the Company at that time.

During 2012 the Company achieved 118% of its goals under the foregoing criteria (with each of the three equally weighted criteria achieving the following levels of performance: EPS – 41.7%; Return on Assets – 29.4%; Strategic Objectives – 33.3% = 104.4%, with 4.4% multiplied by 4 to equal 117.6%, rounded 118%). Accordingly, each person’s target amounts were multiplied by 118% to equal the amount actually granted. Specific grants are set forth in the “Grants of Plan Based Awards” table below.

During 2012 Mr. Sullivan received an additional opportunity to earn 19,090 shares of Company stock upon the achievement of the following goals and objectives during 2012:

•	Full deployment of the Symmetry Business System;
•	Creation of Symmetry Surgical, Inc. and achieve growth;
•	Improve value of R&D pipeline.

He achieved these goals and earned the associated shares, which will vest December 21, 2014.

(b)   Stock Options

Stock options were last granted to multiple individuals in 2004, and there are no plans to issue further options, other than those issued to Mr. Sullivan in 2012. This grant to Mr. Sullivan was made to enhance the retention elements of his compensation (through the five-year vesting period), to incent his further strong performance in the coming years, and to align his interests closely with those of the shareholders. In 2004 Mr. Hite received options in the amounts set forth in the Outstanding Equity Awards at Plan Year End Table in this proxy statement.

(c) 2013 Performance Based Restricted Stock Grant Program.

The Board of Directors has established the 2013 Restricted Stock Program, with a structure and goals similar to the 2012 Restricted Stock Program. Under the 2013 Restricted Stock Program, each eligible participant (including but not limited to the Named Executive Officers) has a value of compensation ascribed to equity by the Board, with that value reflective of a percentage of their salary. The target value is divided by the stock price on the date the Restricted Stock Program is approved to determine a target number of shares.1 Each recipient may receive that target number of shares of restricted stock in 2014, modified to reflect personal and company performance during 2013. The target number of shares for the Named Executive Officers in the 2013 Restricted Stock Program include: Mr. Sullivan – 57,746 shares; Mr. Hite – 37,054 shares; Mr. Huntington – 20,657 shares; Mr. Martin – 5,869 shares; Mr. Milne – 16,432 shares. Any shares earned under the 2013 Restricted Stock Program will vest December 21, 2015, if the participant is still employed at that time.

The actual number of shares earned and awarded will be based on the Company’s performance against two financial and one strategic criteria, each of which constitute 1/3 of the calculation:

__________________

1 The stock price on the date the Program was approved was $10.65.

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1)	EPS growth (percentage) vs. peer group[1] median (75% floor to 125% ceiling) in one, two and three year timeframes;
2)	return on assets vs. annual target (75% floor to 125% ceiling); and
3)	achievement of three equally-weighted, Board-approved strategic objectives.

The targeted number of shares will be increased to 200% of target or decreased to 0% of target based on the degree to which the aggregate percentage of targets are met, with a sliding scale downward or upward (4% for every 1% above or below target).

Perquisites and Other Personal Benefits. We provide Named Executive Officers with minimal perquisites and other benefits that the Committee and Board believe are reasonable and consistent with the goal of enabling us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other benefits provided to Named Executive Officers. Named executive officers are provided with the use of an automobile, maintenance and fuel, and a matching contribution under the Company’s 401k Plan (on the same terms as such matching contribution is provided to all participants), and the ability to obtain a full physical examination each year. All perquisites are described in more detail in the Summary Compensation Table.

Compensation Deductibility. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a limit on tax deductions for annual compensation in excess of $1 million paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers (excluding the Chief Financial Officer). This provision excludes certain forms of “performance-based compensation,” including restricted stock, from the compensation taken into account for purposes of that limit. The Compensation and Organizational Committee believes that the 2004 Equity Incentive Plan, as amended, is “performance-based” within the meaning of that restriction. Nonetheless, the Compensation and Organizational Committee believes that, although it is desirable for executive compensation to be fully tax deductible, whenever in the judgment of the Board that would be inconsistent with the objectives pursuant to which the particular compensation is paid, we should compensate our executive officers fairly in accordance with our compensation philosophy, regardless of the anticipated tax treatment. The Compensation and Organizational Committee will from time to time continue to assess the impact of Section 162(m) of the Code on the Company’s compensation practices and will determine what further action, if any, may be appropriate in the future.

Part 2 - Employment Agreements.

We currently have employment agreements with our Named Executive Officers. Details regarding each are set forth below.

a.	Thomas J. Sullivan

On January 17, 2011 the Company entered into an Employment Agreement with Mr. Sullivan, a copy of which was filed on Form 8-K on January 19, 2011. The Agreement provides for Mr. Sullivan to receive a salary of $500,000 per annum and participation in the Company’s Incentive Bonus Plan, with a target award at 70% of his salary and opportunities to adjust the target award percentage from 0 – 2 times the target, depending on performance against the criteria established by the Board of Directors. After 2011, when his bonus was guaranteed at 50% of his target bonus level, all subsequent bonuses are subject to criteria established by the Board of Directors on a periodic basis (see calculation based on the criteria set forth above in the section entitled “2013 Cash Bonus Program”). Mr. Sullivan also received a cash sign-on bonus of $100,000, less applicable tax and other deductions, all or a portion of which would have been repaid to the Company had Mr. Sullivan's employment been terminated by the Company for "cause" or by Mr. Sullivan without "good reason", as those terms are defined in the Agreement, within the first 24 months of his employment. Mr. Sullivan also received shares of Company common stock valued at $1,500,000. Of that grant, $900,000 in value vests on three dates: the first 1/3 vested immediately, another 1/3 vested on the first anniversary of his employment, January 17, 2012, and the last 1/3 vested on the second anniversary of his employment, January 17, 2013. The other $600,000 of the grant (60,606 shares) was subject to modification in number of shares based on performance against performance criteria for 2011 established by the Board. Performance thereunder resulted in the actual grant to him of 41,515 shares, all of which will vest on December 21, 2013. Mr. Sullivan also receives employee benefits identical to those offered to our other employees, retirement medical benefits for himself and his family under certain circumstances, reasonable travel and housing expenses related to visits to Warsaw, Indiana from his home, and he would receive relocation assistance (including reimbursement for certain expenses) should he relocate to Warsaw, Indiana. The Employment Agreement also requires Mr. Sullivan to provide the Company with certain confidentiality, non-competition, non-raiding, waivers of claims and other commitments that are applicable both during his employment and thereafter.

______________________

1 The Company’s peer group consists of the following companies:  Analogic Corporation, Arthrocare Corporation, Cantel Medical Corporation, GenProbe, Inc., Greatbatch, Inc., Haemonetics Corporation, Thoratec Corporation, Wright Medical Group, Inc., and Zoll Medical Corporation.

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In conjunction with his employment agreement, we also entered into an Executive Benefit Agreement with Mr. Sullivan, a copy of which was filed with the SEC on Form 8-K on January 19, 2011. This Executive Benefit Agreement was subsequently amended on August 2, 2012 via a “First Amendment to Executive Benefit Agreement” which was filed on Form 10-Q on August 3, 2012. Under the Agreement, as amended, Mr. Sullivan would be entitled to certain benefits following a termination of employment under certain circumstances. Following such a termination, Mr. Sullivan would receive his earned but unpaid salary through the date of termination and any earned but unpaid incentive bonus for any previous completed year. In the event Mr. Sullivan's employment is terminated by the Company for any reason except for Cause (as defined in the agreement) or Mr. Sullivan's Disability (as defined in the agreement) or is terminated by Mr. Sullivan for Good Reason (as defined in the agreement), Mr. Sullivan is entitled to receive severance benefits, consisting of: an amount equal to the higher of 2.99 times: i) his average annual cash compensation over the current and prior four years (or such shorter period should Mr. Sullivan not have been employed by Company for five years at the time of a Qualifying Termination) and his target cash compensation for the then-current year, inclusive of his salary and bonus, and ii) his then current annual target cash compensation (calculated using a target bonus level at 100% of salary or such higher percentage as is subsequently implemented).

If a Qualifying Termination occurs within six months prior to or 24 months following a Change in Control, Mr. Sullivan's severance benefits would consist of: an amount equal to 2.99 times the average of his prior five years W-2 compensation and target total compensation for the then-current year (with target bonus calculated at 100% of salary or such higher figure as is subsequently agreed to by the parties) or such shorter period should Mr. Sullivan not have been employed for such period. Further, he shall receive COBRA coverage assistance (or payment for the cost of COBRA should it have expired or should he prefer an individual policy) for twenty-four (24) months after separation.

As a condition to his receipt of any severance benefits, Mr. Sullivan would also execute a release agreement releasing and waiving any and all claims he may have against the Company. In the Agreement and amendment, Mr. Sullivan covenants not to: a) compete with the Company and not to raid employees or solicit customers or employees of the Company for a period of twelve (12) months thereafter; b) maintain the confidentiality of the Company's proprietary information; and c) provide to the Company ownership of any developments made or conceived by Mr. Sullivan during his employment.

b.	Fred L. Hite

The Company entered into an employment agreement Mr. Hite on May 4, 2010, a complete copy of which was filed as an exhibit to the Company’s Form 10-Q on May 11, 2010. This Agreement was amended August 3, 2012 by an amendment filed August 3, 2012 on Form 10-Q. The terms of the Agreement provide that the Company will provide him with certain severance benefits in the event of his separation from the Company if his separation results from his decision to terminate his employment with “Good Reason” or the Company’s decision to terminate his employment without “Cause” as those terms are defined in the Agreement. The benefits are conditioned upon Mr. Hite’s execution of a Release Agreement, and if the separation occurs within twelve months following a Change in Control (as that term is defined in the Agreement) then the number of months in the severance period and the amounts payable is multiplied by two. The payments to which he would be entitled under a qualifying termination include:

-	An amount equal to his annual base salary, payable over the severance period (normally 12 months, but 24 months if separation is within twelve months following a Change in Control).

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-	A lump sum payment equal to (i) any bonus to which he would have been entitled if he had remained employed through the payment date and had achieved all individual performance objectives, multiplied by a fraction, the denominator of which is the number of days in any such computation period and the numerator of which is the number of days during the computation period the Mr. Hite was employed by the Company.
-	Reimbursement for any amounts paid by Mr. Hite for COBRA continuation coverage, reduced by an amount equal to the payments he made for group medical coverage immediately prior to the separation. If his right to COBRA continuation coverage ends because he has enrolled in a group medical plan offered by a subsequent employer, his reimbursement ends at the same time. Should Mr. Hite’s separation occur within six months before or twelve months following a Change in Control then he would be reimbursed for the cost of COBRA continuation coverage through and including the earlier of the date he obtains alternative healthcare coverage from another source or twenty four months after separation.

c.	Christopher Huntington, D. Darin Martin and David C. Milne

On May 4, 2010, we entered into Employment Agreements with Messrs. Huntington, Martin and Milne, all of which were amended August 3, 2012. A form of this amendment was filed on Form 10-Q on August 3, 2012. The terms of their agreements are identical to Mr. Hite’s, although their amendments call for the recipient to receive a premium of 150% of base salary if such recipient’s separation occurs 6 months before or 12 months after a Change in Control, as opposed to Mr. Hite’s 200% premium.

Part 3 – Named Executive Officer Summary Compensation Table, Equity, Bonus and Share Holdings

Summary Compensation Table. The following table sets forth certain information with respect to the salaries, bonuses and other compensation we paid for services rendered in 2012, 2011, and 2010 for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers. The amounts shown include compensation for services rendered in all capacities.

Name	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Thomas J. Sullivan, President & CEO	2012	$512,500	$ -	$822,009(7)	$260,713	$17,028	$1,612,250
	2011	$500,000	$100,000	$1,749,996(5)	$175,000	$22,320	$2,547,316
Fred L. Hite, SVP and Chief Financial Officer	2012	$358,750	$ -	$ 135,510	$169,463	$19,022	$682,745
	2011	$350,000	$206,500	$ 680,209(6)	$113,750	$16,900	$1,367,359
	2010	$300,000	$ -	$ 160,800	$ -	$13,747	$474,547
D. Darin Martin, SVP, Quality Assurance & Regulatory Compliance	2012	$225,500	$ -	$ 38,384	$ 81,938	$14,300	$360,122
	2011	$220,000	$32,672	$ 119,311	$ 27,500	$13,680	$413,163
	2010	$200,000	$ -	$ 55,200	$ -	$16,664	$271,864
Christopher Huntington, COO, Symmetry Surgical, Inc.	2012	$275,000	$ -	$ 66,755	$102,019	$13,087	$456,861
	2011	$250,000	$100,000	$290,103	$ 31,250	$10,354	$681,707
David C. Milne, SVP of Human Resources, General Counsel & Corporate Secretary	2012	$250,000	$ -	$ 38,384	$ 76,413	$14,928	$379,725
	2011	$214,500	$25,433	$ 71,659	$ 37,538	$13,050	$362,180
	2010	$226,400	$ -	$ 48,000	$ -	$12,409	$286,809

(1)	The salary amounts relate to cash only wages received on a regular basis.
(2)	The bonus amounts relate to a one-time discretionary cash payment received in addition to salary.
(3)	Non-equity incentive plan thresholds were not met in 2010, partially met in 2011 and partially met in 2012.
(4)	The other compensation amounts include the following items and amounts:

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-	Company Car - For total compensation purposes, for the following Named Executive Officers, the cost of personal use of a Company car has been valued at the cost of the annual lease, maintenance and fuel, estimated for 2012 at $12,428 for Thomas J. Sullivan; $14,422 for Fred L. Hite, $10,300 for D. Darin Martin, $10,328 for David C. Milne and $9,087 for Christopher Huntington.
-	401k Match - In the U.S., we provide a discretionary match of the each employee’s contribution to their respective 401k retirement account up to a maximum of $4,000. We contributed $4,000 for each of Thomas J. Sullivan, Fred L. Hite, D. Darin Martin, Christopher Huntington and David C. Milne in 2012.
-	Legal fees in 2011 of $5,966 for legal work related to Mr. Sullivan joining the company pursuant to his employment agreement.
-	Payment of $600 per year toward the Health Savings Plan established by Messrs. Sullivan, Hite and Milne.
(5)	This figure includes $900,000 in restricted stock granted to Mr. Sullivan on his hire date to make him whole for equity lost when he left his prior employer and to incent his retention and alignment with the shareholders.
(6)	In addition to his normal performance-based grant of restricted stock, in 2011 Mr. Hite received one-time time-based grants of equity designed to ensure his retention ($340,200) and as a reward for the successful closing on the Codman acquisition ($150,000). These grants are not anticipated to be replicated in future years; his 2012 equity target was $415,000 and his 2013 equity target is $394,625.
(7)	Mr. Sullivan received $1 million in options in 2012, some of which was expensed in 2012. These options vest five years after date of grant and will not be exercised until 2017. This grant was intended to ensure Mr. Sullivan’s retention and to align his interests with the shareholder’s interest. In 2012 his equity target was $600,000 and in 2013 his target is valued at $615,000.

Grants of Plan-Based Awards. The following table sets forth certain information with respect to each grant of an award made to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers in 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards	Possible All Other Stock Awards; Number of Shares of Stock or Units (2)	Possible All Other Stock Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards
		Target	Maximum		Target

Thomas J. Sullivan	1/1/2012	$358,750	$717,500			-
	2/19/2012				77,220	-
Fred L. Hite	1/1/2012	$233,188	$466,375			-
	2/19/2012				53,411	-
D. Darin Martin	1/1/2011	$112,750	$225,500			-
	2/19/2012				15,315	-
Christopher Huntington	1/1/2011	$165,000	$330,000			-
	2/19/12				26,641	-
David C. Milne	1/1/2011	$87,500	$175,000			-
	2/19/2012				21,622	-

(1)	Amounts reflect the threshold and maximum cash incentive compensation that could be earned relative to performance in 2012. See the table in the section entitled “2012 Cash Bonus Plan” for specific criteria and amounts earned thereunder.
(2)	These amounts represent the total shares achievable if performance targets were met in 2012. As explained above in the Compensation Discussion & Analysis, targets set at the beginning of the year were subject to increase or decrease based on performance targets in 2012. The targets were met at 118% of target and accordingly, the shares actually granted under this program were made at the following levels: Mr. Sullivan received 91,120 shares, Mr. Hite received 63,024 shares, Mr. Martin received 18,072 shares, Mr. Huntington received 31,436 shares, and Mr. Milne received 25,514 shares.

Outstanding Equity Awards at Fiscal Year-End. The following table sets forth certain information with respect to unexercised options, stock that has not vested, and equity incentive plan awards for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested (5)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Thomas J. Sullivan	___	300,000	__	$7.69	7/27/2018	71,819	$747,636	___	___
Fred L. Hite	29,310	___	___	$4.83	3/1/2014	105,221	$1,095,354	___	___
D. Darin Martin	___	___	___	___	___	20,097	$209,210	___	___
Christopher Huntington	___	___	___	___	___	22,560	$234,850	___	___
David C. Milne	___	___	___	___	___	16,831	$175,211	___	___

(1)	Shares represent the remaining, unexercised options that were granted in 2004.
(2)	Amount represents the option price of the given grant.
(3)	This date represents the expiration date of the grant, which is 10 years from the initial grant date.
(4)	Shares represent the unvested restricted stock granted in 2008, 2011 (shares granted in 2008 were extended to a seven-year cliff vest, a provision that no longer exists in the Plan).
(5)	Amount represents the restricted stock shares valued at $10.41, the price on the day preceding December 29, 2012, the last day of our fiscal year, which fell on a weekend in 2012.

Option Exercises and Stock Vested. During 2012 our Chief Executive Officer, Chief Financial Officer nor any of our three other most highly compensated executive officers exercised any stock options, SARs or similar instruments, although did have the following amounts of restricted shares vest:

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas J. Sullivan, President and Chief Executive Officer	0	$0	30,303	$237,576
Fred L. Hite, Chief Financial Officer	0	$0	25,051	$246,200
D. Darin Martin, SVP of QA/Regulatory Affairs and Chief Compliance Officer	0	$0	5,750	$ 59,398
Christopher Huntington, COO of Symmetry Surgical Inc.	0	$0	10,000	$103,300
David C. Milne, SVP of HR, General Counsel and Corporate Secretary	0	$0	9,117	$ 85,795
(1)	Amounts shown in these columns reflect Restricted Stock that vested during 2012 at the price on the date(s) of vesting. Please see the 2012 Summary Compensation Table Narrative for details on these types of awards.

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Share Ownership Requirements. We believe that the interests of the Directors and Executive Officers should be aligned with those of our shareholders. In furtherance of this goal, the Board has established share ownership guidelines in the Corporate Governance Guidelines under which each current or future Director and Executive Officer shall own an appropriate amount of shares in the Company. Pursuant to this policy, each current Director must, within four years of September 1, 2009, hold personally or jointly with his/her spouse a minimum of either 30,000 fully vested shares or three times their annual base cash retainer in value of Company stock. Directors appointed or elected after September 1, 2009 must satisfy this criterion within four years of their appointment or election. Each current Executive Officer must, within four years of September 1, 2009, hold personally or jointly with his/her spouse either 20,000 fully vested shares or the following multiple of his/her salary in value of Company stock: CEO and CFO – 3 times, SVP – 2 times. Executive Officers appointed after September 1, 2009 must satisfy this criterion within four years of their appointment.

For the purposes of determining compliance with this policy, the Company’s stock is valued based on a rolling average of its closing price over the six months preceding any review. Should a fluctuation in share price result in ownership falling below the required level, the individual must take actions to comply with the policy.

Part 4 – Payments Following Termination of Employment

Pension Benefits. Our Named Executive Officers do not receive any pension benefits so we have excluded the Pensions Benefit Table from this Proxy.

Nonqualified Deferred Compensation. We do not provide our Named Executive Officers with any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified under applicable IRS regulations. Accordingly, we have omitted the chart showing such contributions and earnings.

Potential Payments upon Termination or Change of Control.  As discussed in detail above, we have existing employment agreements with Thomas J. Sullivan, Fred L. Hite, D. Darin Martin, Christopher Huntington, and David C. Milne. These agreements include termination provisions that provide for potential future compensation depending on the circumstances of their departure from the Company. According to the terms of the employment agreements, we are required to compensate them for a certain period following their termination if specific criteria are met, as noted below:

•	Thomas J. Sullivan - If Mr. Sullivan’s employment ends within six months prior to or 24 months following a Change in Control, Mr. Sullivan's severance benefits would consist of: an amount equal to 2.99 times the average of his prior five years W-2 compensation and target total compensation for the then-current year (with target bonus calculated at 100% of salary or such higher figure as is subsequently agreed to by the parties) or such shorter period should Mr. Sullivan not have been employed for such period. Further, he would receive COBRA coverage assistance (or payment for the cost of COBRA should it have expired or should he prefer an individual policy) for twenty-four (24) months after separation.

•	Fred L. Hite — If Mr. Hite’s employment is terminated except for “cause” or if he terminates his employment for “good reason” as those terms are defined in his Severance Agreement, he will be entitled to the payment of one year of his base salary (currently $358,750), a pro-rata amount of his annual bonus at target, and reimbursement of COBRA expenses for up to one year (or until he obtains group health coverage from another employer). Should his termination occur within twelve (12) months following a Change in Control of the company his payments and the time during which COBRA would be reimbursed would equal 200% of the foregoing.

•	Christopher W. Huntington, D. Darin Martin and David C. Milne — If Mr. Huntington’s, Mr. Martin’s or Mr. Milne’s employment is terminated except for “cause” or if any of them terminates his employment for “good reason” as those terms are defined in their Severance Agreements, they will be entitled to the payment of one year of base salary (currently $275,000 for Mr. Huntington, $225,500 for Mr. Martin and $250,000 for Mr. Milne), a pro-rata amount of their respective annual bonus at target, and reimbursement of COBRA expenses for up to one year (or until group health coverage from another employer is obtained). Should such individuals’ termination occur within twelve months of a Change in Control then the foregoing payments and COBRA reimbursement period would be multiplied by 150%.

We also include a change of control provision within our restricted stock agreements. It provides that all restricted stock will vest upon a change of control. Under the Plan, a change in control is defined as: (1) an event in which any person or group secures more than 50% of the Company’s outstanding shares; (2) replacement of a majority of the directors within any two-year period; (3) any merger or consolidation resulting in the Company transferring more than 50% of the combined voting power; or (4) a liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

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If there is a Change in Control and a participant’s employment or service as a director, officer, or employee of our Company or of a subsidiary is terminated: (1) by us without Cause, (2) by reason of the participant’s death, Disability, or Retirement, or (3) by the participant for Good Reason, within twelve months after such Change in Control, any award carrying an unvested and unexercisable right to exercise as of the time of the Change in Control becomes immediately vested and exercisable, and remains so for up to 180 days after the date of termination. With respect to any outstanding performance awards, the Committee may, within its discretion, deem the performance goals and other conditions as having been met as of the date of the Change in Control.

The following table sets forth payments that would occur upon the event of termination prior to or following a Change in Control and under certain other circumstances.

	Termination without “cause” or Resignation for “good reason”	Change in Control (3)	Death or Disability
Thomas J. Sullivan
Restricted Stock (1)	-	$1,576,433	$1,576,433
Stock Options (2)	-	$810,000	$810,000
Severance Payment	$3,061,760	$3,061,760	-
Life Insurance	-	-	(5)

Fred L. Hite
Restricted Stock (1)	-	$1,487,796	$1,487,796
Stock Options (2)	-	-	-
Severance Payment	$591,938	$1,183,875	-
Life Insurance	-	-	(5)

D. Darin Martin
Restricted Stock (1)	-	$336,833	$336,833
Stock Options	-	-	-
Severance Payment	$338,350	$507,375	-
Life Insurance	-	-	(5)

Christopher Huntington
Restricted Stock (1)	-	$457,118	$457,118
Stock Options	-	-	-
Severance Payment	$440,000	$660,000	-
Life Insurance	-	-	(5)

David C. Milne
Restricted Stock (1)	-	$353,979	$353,979
Stock Options	-	-	-
Severance Payment	$362,500	$543,750	-
Life Insurance	-	-	(5)

(1)	Reflects the closing price of $ 10.39 for our stock on our Record Date, March 4, 2013, multiplied by the number of shares of restricted stock that would vest as a result of the Named Executive Officer’s termination of employment.
(2)	As shown on the chart on page 28 entitled “Outstanding Equity Awards at Year End,” Mr. Hite currently holds fully vested stock options that are immediately exercisable and his death or termination would not increase any value or augment his current ability to exercise his options. Mr. Sullivan holds unvested stock options that would vest upon a change in control.

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(3)	This assumes that the individual is terminated in conjunction with a Change in Control. This amount would also include the pro-rata payment of their target bonus for the year in which termination occurred, based on the number of days in that year they had been employed.
(4)	Severance would also include payments for COBRA continuation coverage, if any, elected by the terminated individual.
(5)	The Company provides life insurance equal to two times the person’s salary for all employees, up to a maximum of $500,000.

Other Awards. Other than as described herein there were no other payments in fiscal 2012 to any named executive officer.

Equity Compensation Plan Information

The following table sets forth, as of March 4, 2013, certain information related to our outstanding equity:

Equity Compensation Plan Information as of March 4, 2013

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity incentive plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	357,442	$7.15	2,280,397
Equity compensation plans not approved by security holders	0		0
Total	357,442	$7.15	2,280,397

Part 5 - Director Compensation

Summary of Director Compensation. The following table sets forth certain information with respect to the compensation we paid to our directors for services rendered in 2012. The Company does not provide additional compensation to employees who also serve on the Board so Mr. Sullivan received no additional compensation for his service during his time as a director in 2012 and is therefore not shown in this table. His compensation as an employee is shown under the Summary Compensation Table.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Craig B. Reynolds	$80,000	$110,523	-	-	-	-	$190,523
James S. Burns	$47,500	$110,523	-	-	-	-	$158,023
Thomas E. Chorman(2)	$23,334	$158,522	-	-	-	-	$181,856
Robert G. Deuster	$40,208	$110,523	-	-	-	-	$150,731
John S. Krelle	$41,458	$110,523	-	-	-	-	$151,981
Francis T. Nusspickel	$55,000	$110,523	-	-	-	-	$165,523

(1)	This shows the value of stock awards that vested in 2012, expensed at grant date value. With the exception of Mr. Chorman, whose shares vested upon his retirement in April 2012, these restricted shares vest ratably over a three year period on each subsequent December 21st.
(2)	Mr. Chorman retired from the Board of Directors in April 2012.

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Summary of Director Compensation and Decisions Regarding It.  After a detailed analysis of peer group and other information, the Committee and Board have established a compensation structure for the Directors that targets the median of the Company’s Peer Group. The Board believes that paying at the median of the Peer Group will enable it to more easily attract and retain the skilled and experienced Directors that will enhance the Company’s performance and provide value for shareholders. The Board and Committee also believe that paying the majority of Director compensation in the form of Company stock ensures the Directors’ interests are aligned with those of our shareholders. To that end, Directors receive approximately 80% of their compensation in the form of restricted stock and the remaining 20% in cash.

In fiscal 2012 all independent directors received a cash retainer of $30,000 (other than Mr. Chorman, who received a pro-rata portion reflective of his period of service prior to retirement). The Chairman of the Board and the Chairman of the Audit Committee received additional cash compensation of $50,000 and $20,000, respectively. The Chairman of the Compensation & Organization Committee and Nominating & Governance Committee received $10,000 additional cash compensation and the Chairman of the Finance & Systems Committee received an additional payment of $5,000. Members of the Audit Committee each received an additional $5,000 in cash compensation while the members of the three remaining committees each received an additional $2,500 in cash compensation. All directors were reimbursed for their out-of-pocket expenses incurred in connection with their services on the Board. All independent Directors also received a grant of restricted stock valued at $140,000, calculated by dividing that value by the share price on date of grant, rounded to the nearest whole share number. These shares vest in three equal installments on each December 21 following the grant.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation and Organizational Committee are Robert Deuster, Chairman, John S. Krelle and Francis T. Nusspickel. The Board has determined that each of the Committee members are independent directors as defined in Rule 303A of the NYSE listing standards, outside directors, as such term is defined with respect to Section 162(m) of the Internal Revenue Code, and non-employee directors under Section 16(b) of the Securities Exchange Act of 1934. None of the Committee members has had a relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of our Committee members currently serves or has ever served as an officer of Symmetry Medical Inc.

During the most recent fiscal year, there were no interlocking relationships between any of our executive officers and the Committee and the executive officers and the Compensation and Organizational Committee of any other companies, nor has any such interlocking relationship existed in the past.

 Part 6 - Report of the Compensation and Organizational Committee on Executive Compensation.

The following is the report of the Compensation and Organizational Committee of the Board with respect to our executive compensation.

The Compensation and Organizational Committee has reviewed all components of compensation for our Chief Executive Officer, our Chief Financial Officer and our Named Executive Officers, including salary, bonus, equity and long-term incentive compensation, restricted stock, the dollar value to the executive and the cost of all perquisites and other personal benefits, the actual projected payout obligations under our severance and change-in-control scenarios.

Furthermore, the Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management and based on this review and discussion, the Compensation and Organizational Committee recommended to the Board that the Compensation Discussion and Analysis be included herein.

The Compensation and Organizational Committee:
ROBERT G. DEUSTER, Chairman
John S. Krelle, Member
FRANCIS T. NUSSPICKEL, Member

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RELATED PARTY TRANSACTIONS

It is our policy not to enter into any Related Party Transaction unless the Audit Committee or its Chairman, after having reviewed all the relevant facts and circumstances, determines that the transaction is in the best interest of our shareholders and approves the transaction in accordance with the guidelines set forth in our written Related Party Transactions Policy.

The Related Party Transactions Policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships in the same fiscal year) in which we (including any of our subsidiaries) were, are or will be a participant and in which any Related Party has, had or will have a direct or indirect material interest.

The Board has determined that it is the responsibility of the general manager or managing director at each facility to notify corporate management of any arrangements falling within the scope of this Policy. Corporate management is tasked with notifying the Audit Committee Chairman, who then reviews and approves all Related Party Transactions. All Related Party Transactions which exceed an aggregate amount of $60,000 in the same fiscal year are required to be reviewed and approved by the entire Audit Committee. The Audit Committee Chairman, in his discretion, may seek the approval of the entire Audit Committee to review any transactions. In reviewing and approving a Related Party Transaction, or any material amendment thereto, the Chairman or Committee, as applicable, is required to: 1) satisfy itself that it has been fully informed as to the Related Party’s relationship and interest and as to the material facts of the proposed Related Party Transaction or the proposed material amendment to such transaction; and 2) determine, based on all relevant facts and circumstances, if the Related Party Transaction is in the best interests of our Company and our shareholders.

The Company engaged in no Related Party Transactions in fiscal 2012.

AUDIT AND NON-AUDIT FEES

Audit and Non-Audit Fees.   The following table presents fees for professional audit services rendered by Ernst & Young LLP, the Company’s independent audit firm (“E&Y”), for the audit of our annual financial statements for the years ended December 29, 2012 and December 31, 2011.

	2012	2011
Audit Fees(1)	1,108	$ 888
Audit-Related Fees(2)	1,608	347
Tax Fees(3)	610	186
All Other Fees(4)	1	1
Total Fees	$3,327	$1,422

(1) Audit Fees consist of fees billed for professional services rendered for the audit of Symmetry Medical Inc.’s consolidated financial statements and services that are normally provided by E&Y in connection with statutory and regulatory filings or engagements.

(2) Audit-Related Fees include audit services and due diligence procedures related to merger and acquisition activities.

(3) Tax Fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services and assistance with tax audits and appeals. This also includes work done related to tax analysis for merger and acquisition activities.

(4) All Other Fees are principally comprised of fees for the use of accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor.  Consistent with SEC regulations regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

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Prior to engagement, the Audit Committee will pre-approve the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

a.            Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other work required to be performed by the independent auditors to be able to form an opinion on our Consolidated Financial Statements. Such work includes, but is not limited to, comfort letters, and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

b.            Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.

c.              Tax services include all services performed by the independent auditors’ tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

REPORT OF THE AUDIT COMMITTEE

Since its creation in 2004, The Audit Committee of the Board has been composed entirely of non-management directors. In addition, the members of the Audit Committee meet the independence and experience/financial expertise requirements set forth by the SEC and the NYSE.

The Audit Committee of the Board operates pursuant to a written charter, which may be accessed through the Corporate Governance section of the Symmetry Medical, Inc. Web site, accessible through the Investor Relations page at www.symmetrymedical.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Management has primary responsibility for the Company’s financial statements and the reporting process, including the system of internal accounting controls that support those processes. As part of the Audit Committee’s oversight function, the Audit Committee:

•	Reviewed and discussed the Company’s annual audited financial statements and quarterly financial statements, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K for the fiscal year ended December 29, 2012, with Management and E&Y. The Committee also reviewed related issues and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s Chief Executive Officer and Chief Financial Officer certify the information contained in its quarterly and annual filings.

•	Discussed with E&Y the matters required to be discussed by Statement No. 61, as amended (AICPA , Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee also received the written disclosures and letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Committee concerning independence and discussed with E&Y their independence and related matters. The discussions with E&Y also included, but were not limited to, staffing, audit results for Fiscal 2012 and audit plans for Fiscal 2013.

During Fiscal 2012, the Committee held eight meetings, four of which were in person. During such in-person meetings, the Committee met with representatives of E&Y, both with management present and in private sessions without management present, to discuss the results of the audit and to solicit E&Y’s evaluation of the Company’s accounting principles, practices and judgments applied by management and the quality and adequacy of the Company’s internal controls. At such in-person meetings, the Committee also met in private sessions with the Director of Internal Audit, who reports directly to the Committee, to discuss the audit results for Fiscal 2012 and audit plans for Fiscal 2013.

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In performing the above-described functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of Company management and E&Y, which, in its report, expresses an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

In addition, in reliance upon the reviews and discussions as outlined above, the Committee recommended, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in its annual report on Form 10-K for the fiscal year ended December 29, 2012 for filing with the SEC and presentation to the Company’s shareholders. The Committee also recommended that Ernst & Young LLP be re-appointed as the Company’s independent auditors for fiscal year 2013 and this appointment be submitted to the Company’s shareholders for ratification at the Annual Meeting.

THE AUDIT COMMITTEE
Francis T. Nusspickel, Chairman
James S. Burns, Member
Robert G. Deuster, Member

Notwithstanding anything to the contrary set forth in any of our previous or future filings with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might “incorporate by reference” future or previous filings, including this proxy statement, in whole or in part, the previous “Report of the Compensation and Organizational Committee on Executive Compensation,” and “Report of the Audit Committee” shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended. This proxy statement also includes references to our or the SEC’s Web site addresses. These Web site addresses are intended to provide inactive, textual references only. The information on these Web sites is not part of this proxy statement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of six directors, in three classes, each of which is required to be as equal as possible in number. One class is elected at each Annual Meeting of Shareholders. We currently have two Class II directors, whose terms expire at this 2013 Annual Shareholders’ Meeting, two Class III directors, whose terms will expire at the 2014 Annual Shareholders’ Meeting, and two Class I directors, whose terms will expire at the 2015 Annual Meeting.

The Board has nominated two Class II directors for re-election at this meeting, James Burns and Craig Reynolds, to serve for a three year term, expiring at the Annual Meeting in 2016. These nominees for director have consented to serve, if elected, and we have no reason to believe that they will be unable to serve. Should any nominee become unavailable for any reason, proxies may be voted for an alternate candidate chosen by the Board. Nominees for Class II Directors are elected by a plurality of votes cast.

We will vote your shares as you specify on your proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of both of the nominees listed herein. If unforeseen circumstances (such as death or disability) make it necessary for us to substitute another person for either of the nominees, we will vote your shares FOR that other person. If you wish to have your shares voted for one but not both of the nominees, or if you wish to withhold your vote from one but not both of the nominees, you may so indicate on the proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Our Board has nominated, upon recommendations from the Governance and Nominating Committee, the persons named below for election as Class II Directors. Following is the age, principal occupation during the past five years, and certain other information of each nominee.

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Craig B. Reynolds has served as a Director since January 4, 2008, and is currently Chairman of the Board.  From May 23, 2008 through June 22, 2009, Mr. Reynolds served as the chairman of the Finance and Systems committee and a member of the Governance and Nominating Committee. Mr. Reynolds is currently Chief Executive Officer and a director of Cereve, Inc., a medical company engaged in resolving insomnia issues.  Prior to joining Cereve, Mr. Reynolds served as chief operating officer of Philips-Respironics Home Health Solutions, a subsidiary of Philips, from 2008 to 2010.  Prior to Philips-Respironics, Mr. Reynolds was the chief operating officer and a board member of Respironics, Inc. (NASDQ:RESP), a company that develops, manufactures and markets medical devices worldwide.  The product lines of Respironcs, Inc. included sleep medicine therapeutics and diagnostic equipment, intensive care ventilation, patient monitoring and respiratory drug delivery systems.  Mr. Reynolds was with Respironics, Inc. since 1998.  From 1993 to 1998, Mr. Reynolds was with Healthdyne Technologies, Inc. (NASDAQ:HDTC), a medical device company, serving for five years as chief executive officer and director.  From 1981 through 1992 Mr. Reynolds was with Healthdyne, Inc. (NASDAQ:HDYN) in the positions of Executive VP (1981-1983), president of Healthdyne Cardiovascular Division (1984-1985) and president of Healthdyne Homecare Division (1986-1992).  Mr. Reynolds earned his B.S. in industrial management from the Georgia Institute of Technology and his M.B.A. from Georgia State University.

JAMES S. BURNS has served as a director and member of the Audit Committee, Governance and Nominating Committee and the Finance and Systems Committee since the 2006 Annual Meeting of Shareholders. From April 2006 through May 2008, Mr. Burns served as Chairman of the Finance and Systems Committee, and currently serves as the chairman of the Governance and Nominating Committee. Mr. Burns is currently president, chief executive officer and director of AssureRx Health, Inc., a personalized medicine company focusing on neuropsychiatric disorders. He served as president and chief executive officer of EntreMed, Inc. from June 2004 to December 2008. From 2001-2003, Mr. Burns was a co-founder and served as president and as executive vice president of MedPointe, Inc., a specialty pharmaceutical company that developed, marketed and sold branded prescription pharmaceuticals. From 2000-2001, he served as a founder and managing director of MedPointe Capital Partners, a private equity firm that led a leveraged buyout of a NYSE company to form MedPointe Pharmaceuticals. From 1993 to 1999, Mr. Burns served as a founder, chairman, president and chief executive officer of Osiris Therapeutics, Inc., a publicly held biotech company developing therapeutic stem cell products for the regeneration of damaged or diseased tissue. From 1986-1992, he was vice chairman of HealthCare Investment Corporation and a founding general partner of Healthcare Ventures L.P., a venture capital partnership specializing in forming companies built around new pharmaceutical and biotechnology products. From 1981-1986, Mr. Burns served as group president and as vice president of the Laboratory Products Group at Becton Dickinson and Company, a multinational medical device company. Previously, he was a vice president and partner at Booz & Company, Inc., an international consulting firm. Mr. Burns has also served as a director of the International BioResources Group and the American Type Culture Collection (ATCC) through the end of 2012, and is currently a Director of Vermillion, Inc. (NASDAQ: VRML). He has also earned a NACD Board Leadership Fellow certification. Mr. Burns earned his B.S. and M.S. degrees in biological sciences from the University of Illinois and an M.B.A. degree from DePaul University.

The Board of Directors recommends a vote FOR the proposed election of the

Class II Director Nominees described in this proxy statement.

PROPOSAL NO. 2:

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), you are entitled to vote to approve the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement. Pursuant to the vote on this issue at the 2011 annual meeting of shareholders we will provide you with this opportunity annually. While this vote is advisory in nature, the Compensation and Organizational Committee and the Board value your opinions and will consider the outcome of the vote when making future compensation decisions, as it did after last year’s meeting and advisory vote.

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We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives, as well as to deliver solid shareholder value. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The compensation program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. Among the considerations that go into our compensation programs are:

•	Our compensation programs are tied to our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines or is unacceptable, our executive compensation will be reduced significantly.

•	Short term compensation, in the form of the Cash Bonus Programs, closely align with the shareholder’s interests, as any payments are linked to achievement of target Earnings goals, and further tied to three performance metrics that are linked directly to the Company’s success: attention to quality, customer service and cash generation.

•	Long-term incentive awards, in the form of restricted stock, link executive compensation with increased shareholder value over time reflective of: 1) EPS growth vs. peer group median over one and two year timeframes; 2) return on assets vs. annual target; and 3) the achievement of strategic objectives approved by the Board.

•	The level of at-risk compensation for the Chief Executive Officer and the other Named Executive Officers puts most of their compensation at risk of loss, with 75% of ongoing compensation for Mr. Sullivan being at risk. Based on budget and plans for 2013, 59% of total compensation is at risk for the other Named Executive Officers.

•	We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices.

•	Our Named Executive Officers’ total compensation is below both the average and median for comparable positions in the Peer Group.

•	We maintain several governance programs designed to align executive compensation with shareholder interests and mitigate risks. These programs include: stock ownership guidelines, limited perquisites, and the use of tally sheets for comparison of Company compensation versus its Peer Group and others with whom the Company competes for talent.

We believe that the Company is in a position to deliver solid results for our shareholders and our customers through our diverse and engaged workforce and we believe our compensation program is tied to those goals.

The Board of Directors recommends a vote “FOR” the company’s compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement and the accompanying compensation tables contained herein.

PROPOSAL NO. 3:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

In accordance with the provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee has appointed Ernst & Young, LLP as our independent auditors to conduct our annual audit for the year ending December 28, 2013. Although not required, but in accordance with established policy, we are submitting this appointment to shareholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, we anticipate that no change in auditors would be made for the current year because of the difficulty and expense of making any change so far into the current year. However, any such vote would be considered in connection with the auditors’ appointment for the year ended December 28, 2013.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young, LLP as independent auditors for our fiscal year ending December 28, 2013.

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Other Matters

We do not intend to bring any other matters before the Annual Meeting, nor are we aware of any other matters that are to be properly presented to the Annual Meeting by others. In the event that other matters do properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the Proxy to vote such Proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors

/s/ CRAIG B. REYNOLDS

Chairman of the Board

March 15, 2013

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PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION.

Proxy — Symmetry Medical Inc.

Solicited on Behalf of the Board of Directors

ANNUAL MEETING OF SHAREHOLDERS

April 26, 2013, beginning at 11:30 A.M. C.D.T.

Located at:

Nashville Airport Marriott

600 Marriott Drive

Nashville, Tennessee, 37214

The undersigned, revoking all prior proxies, hereby appoints Francis T. Nusspickel and Thomas J. Sullivan or either of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Symmetry Medical Inc. held of record by the undersigned on March 4, 2013, at the Annual Meeting of Shareholders to be held on April 26, 2013, or any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any amendments or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If no direction is given, this proxy will be voted FOR all proposals.

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